EXHIBIT 10.25

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 23, 2003

as amended and restated as of

December 24, 2004

among

NRG ENERGY, INC.,

NRG POWER MARKETING INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE FIRST BOSTON,
as Administrative Agent

CREDIT SUISSE FIRST BOSTON

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Book Runners, Joint Lead Arrangers and Co-Documentation Agents

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Collateral Trust Agreement
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G	Form of Lender Addendum
Exhibit H	Form of Mortgage
Exhibit I	NRG Plan
Exhibit J	Form of Omnibus Assignment
Exhibit K	Form of Perfection Certificate
Exhibit L	Form of Revolving Note
Exhibit M	Form of Term Note
Exhibit N	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Schedule 1.01(a)	Excluded Foreign Subsidiaries
Schedule 1.01(b)	Excluded Project Subsidiaries
Schedule 1.01(c)	Existing Letters of Credit
Schedule 1.01(d)	Existing Non-Recourse Indebtedness
Schedule 1.01(e)	Immaterial Subsidiaries
Schedule 1.01(f)	Mortgaged Properties
Schedule 1.01(g)	Specified Assets Held for Sale
Schedule 1.01(h)	Subsidiary Guarantors
Schedule 3.07	Properties
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20	Owned and Leased Real Property

Schedule 5.09(b)	Title Insurance and Survey Requirements
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

v

     CREDIT AGREEMENT dated as of December 23, 2003, as amended and restated as of December 24, 2004 (this “Agreement”), among NRG ENERGY, INC., a Delaware corporation (the “Company”), NRG POWER MARKETING INC., a Delaware corporation (“NRG Power Marketing”), the LENDERS from time to time party hereto, CREDIT SUISSE FIRST BOSTON and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”) and as co-documentation agents (in such capacities, collectively, the “Co-Documentation Agents”), CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”).

     A. On the Closing Date, the Borrowers, the Administrative Agent and certain of the Lenders entered into the Original Credit Agreement pursuant to which certain of the Lenders agreed to extend credit to the Borrowers on a revolving credit basis and/or to make term loans and/or credit-linked deposits to the Term Loan Borrower.

     B. On the Restatement Date, (a) this Agreement will be amended and restated in the form hereof and (b) all loans outstanding under the Original Credit Agreement will be assigned in their entirety to the Lenders under this Agreement, as amended and restated, and the Commitments (as defined in the Original Credit Agreement) of such assigning Lenders will be assigned to the Lenders under this Agreement, as amended and restated, and thereafter continue as and be deemed to be the Commitments hereunder.

     C. The Borrowers have requested the Lenders to continue to extend credit hereunder in the form of (a) Term Loans to be re-evidenced on the Restatement Date in an aggregate principal amount of $450,000,000, (b) Credit-Linked Deposits to be re-evidenced on the Restatement Date in an aggregate principal amount of $350,000,000 and (c) Revolving Loans, Revolving Letters of Credit and Swingline Loans to be re-evidenced, made or issued at any time and from time to time on or after the Restatement Date and prior to the Revolving Credit Maturity Date in an aggregate principal and face amount at any time outstanding not to exceed $150,000,000 (subject to the limitations set forth herein).

     D. The proceeds of the Term Loans, Credit-Linked Deposits and Revolving Loans re-evidenced or made, as the case may be, on the Restatement Date will be used to (a) repay or return, as applicable, all amounts due or outstanding under the Original Credit Agreement on the Restatement Date to those assigning Lenders who thereafter are not Lenders on the Restatement Date and (b) pay fees and expenses incurred in connection therewith.

     E. The Lenders are willing to continue to extend such credit and the Issuing Bank is willing to continue to issue Letters of Credit on the terms and subject to the conditions set forth herein. As a result of the foregoing, the Lenders on the Restatement Date shall be the owners and holders, by assignment or otherwise, of the loans outstanding under the Original Credit Agreement immediately prior to the Restatement Date. Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree that this Agreement shall, upon satisfaction (or waiver in accordance with Section 9.08) of the conditions set forth in Section 4.02, be amended and restated to read in its entirety as follows:

ARTICLE I.

Definitions

     SECTION 1.01. Defined Terms.As used in this Agreement, the following terms shall have the meanings specified below:

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Account” shall have the meaning assigned to such term in the UCC.

     “Acquired Debt” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a subsidiary of such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     “Additional Non-Recourse Indebtedness” shall mean secured Indebtedness for borrowed money of a Subsidiary that is not a Loan Party as of the Restatement Date (so long as such Subsidiary does not become (and remain for a period of 365 days or more) a Subsidiary Guarantor after the Restatement Date), or a Subsidiary that becomes a Subsidiary after the Restatement Date, that is incurred to finance the development, construction or acquisition by such Subsidiary of a power generation facility (or a power transmission, distribution, fuel supply or fuel transportation facility), which facility in each case either does not exist as of the Restatement Date (and in respect of which no development or construction thereof has taken place as of the Restatement Date) or is owned by a Person other than the Company or an Affiliate of the Company as of the Restatement Date, and fixed or capital assets related thereto; provided that (a) such Indebtedness is without recourse to the Company or any other Subsidiary or to any property or assets of the Company or any other Subsidiary (other than, in each such case, another Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than any such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee)), (b) neither the Company nor any other Subsidiary (other than another Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than any such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee)) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under, and subject to the terms of, Section 2.23 to support obligations of such applicable subsidiary and (ii) any investments in such applicable subsidiary made in accordance with Section 6.05), (c) neither the Company nor any other Subsidiary or Affiliate of any thereof constitutes the lender of such Indebtedness, (d) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a Subsidiary that is not a Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any other Loan Party (other than Indebtedness incurred pursuant to Section 6.01(b)(i), (ii), (iii), (xi) and any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to Section 6.01(b)(ii), (iii) or (xi)) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity, (e) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any Subsidiary that is not a Loan Party and (ii) the Equity Interests in any Subsidiary that is not a Loan Party (and shall not apply to any other property or assets of the Company or any other Subsidiary that is a Loan Party) and (f) the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of the Company or any other Loan Party, except, in the case of each of clauses (a), (b) and (f) for (x) agreements of the Company or any other Subsidiary to provide corporate or management services or operation and maintenance services to such Subsidiary, (y) Guarantees of the Company or any other Subsidiary with respect to debt service reserves established with respect to such Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Company or such other Subsidiary and (z) contingent obligations of the Company or any other Subsidiary to make capital contributions to such Subsidiary, in the case of each of clauses (x), (y) and (z), which are otherwise permitted hereunder.

     “Additional Notes” shall mean additional Senior Notes (other than the first $1,250,000,000 aggregate principal amount of Senior Notes issued under the Senior Note Documents on December 23, 2003) issued under the Senior Note Documents in accordance with the terms thereof and Section 6.01 hereof, as part of the same series as such Senior Notes issued on December 23, 2003.

     “Adjusted Excess Cash Flow” shall mean, for any fiscal year of the Company, Excess Cash Flow for such fiscal year minus $25,000,000.

     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

     “Administrative Agent” shall have the meaning assigned to such term in the preamble.

     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of the term “subsidiary”, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party to a Person that is not a Loan Party are required to be subordinated to the Secured Obligations hereunder pursuant to Section 6.01(b)(vi).

     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06.

     “Agents” shall have the meaning assigned to such term in Article VIII.

     “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

     “Agreement” shall have the meaning assigned to such term in the preamble.

     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Margin” shall mean, for any day, for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.50%	2.50%
Term Loans	0.875%	1.875%

     “Arrangers” shall have the meaning assigned to such term in the preamble.

     “Asset Acquisition” shall mean (a) an Investment by the Company or any Restricted Subsidiary in any Person if, as a result of such Investment, such Person becomes a Restricted Subsidiary, or is merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

     “Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease entered into in the ordinary course of business), sale and leaseback, lease and leaseback, assignment, conveyance, transfer or other disposition (by way of merger, consolidation, casualty, condemnation, operation of law or otherwise (other than pursuant to a Recovery Event)) by the Company or any of the Subsidiaries to any Person other than the Company or any Subsidiary Guarantor of (1) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals required by applicable law) or (2) any other assets of the Company or any of the Subsidiaries, including Equity Interests of any Person that is not the Company or a Subsidiary or (b) issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Company or any Subsidiary Guarantor; provided that (i) any asset sale or series of related asset sales described in clause (a) or (b) above having a value not in excess of $30,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement: (A) the sale, transfer or other disposition by the Company or any Subsidiary of (x) damaged, worn-out, obsolete assets and scrap, in each case in the ordinary course of business and (y) cash or Cash Equivalents, (B) the sale by the Company or any Subsidiary of power, capacity, fuel and other products or services, in each case in the ordinary course of business, (C) the sale, lease, conveyance or other disposition for value by the Company or any Subsidiary of fuel or emission credits in the ordinary course of business, (D) the sale, transfer or other disposition of any assets (other than any such assets which are Collateral) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the sale, transfer or other disposition by any Subsidiary that is not a Loan Party of any of its assets (other than any such assets constituting Collateral) to any other Subsidiary that is not a Loan Party; provided that if such transferor Subsidiary is a Domestic Subsidiary then such sale, transfer or other disposition may only be to another Domestic Subsidiary, (F) a Restricted Payment that does not violate Section 6.05 or a Permitted Investment, (G) the licensing of intellectual property and (H) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

     “Asset Sale Proceeds Account” shall mean a segregated account under the exclusive dominion and control of the Collateral Trustee, for the benefit of the Secured Parties, which is free from any other Liens.

     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

     “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state law for the relief of debtors.

     “Benchmark LIBO Rate” shall have the meaning assigned to such term in Section 2.24(b).

     “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

     “Borrowers” shall mean the Revolving Loan Borrowers and the Term Loan Borrower.

     “Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

     “Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or with such changes as may be approved by the Administrative Agent acting reasonably.

     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.

     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     “Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     “Cash Equivalents” shall mean (a) United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition; and (f) money market funds that invest primarily in securities described in clauses (a) through (e) of this definition.

     “Change of Control” shall mean the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; (d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); (e) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; (f) the Company shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Capital Stock in NRG Power Marketing free and clear of all Liens (other than Liens created by the Guarantee and Collateral Agreement); or (g) any change of control (or similar event, however denominated) shall occur under and as defined in the Senior Note Documents.

     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Restatement Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Date.

     “Charges” shall have the meaning assigned to such term in Section 9.09.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Swingline Commitment or Credit-Linked Deposit.

     “Closing Date” shall mean December 23, 2003.

     “Co-Documentation Agents” shall have the meaning assigned to such term in the preamble.

     “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, other than the Excluded Assets.

     “Collateral Agent” shall have the meaning assigned to such term in the preamble.

     “Collateral Trust Agreement” shall mean the Collateral Trust Agreement, as amended and restated on the Restatement Date, in the form of Exhibit E, executed and delivered by the

Company and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Collateral Trust Joinder” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Collateral Trustee” shall mean Deutsche Bank Trust Company Americas, acting as collateral trustee under the Collateral Trust Agreement, or its successors appointed in accordance with the terms thereof.

     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Swingline Commitment and Credit-Linked Deposit.

     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

     “Commitment Fee Rate” shall mean a rate per annum equal to (a) 1.00%, if the average daily unused amount of the average Revolving Credit Commitment during the preceding fiscal quarter (or other applicable period) shall equal 66-2/3% or more of such average Revolving Credit Commitments, (b) 0.75%, if the average daily unused amount of the average Revolving Credit Commitment during the preceding fiscal quarter (or other applicable period) shall be greater than 33-1/3% but less than 66-2/3% of such average Revolving Credit Commitment and (c) 0.50%, if the average daily unused amount of the average Revolving Credit Commitment during the preceding fiscal quarter (or other applicable period) shall be 33-1/3% or less of such average Revolving Credit Commitment.

     “Commodity Contract” shall have the meaning assigned to such term in the UCC.

     “Company” shall have the meaning assigned to such term in the preamble.

     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Company dated November 2004.

     “Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication (a) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (c) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus (d) all non-recurring costs and expenses of such Person and its Restricted Subsidiaries incurred in connection with the Reorganization Events, including but not limited to non-recurring costs and expenses incurred in the related financing transactions and as a result of operating changes implemented within 18 months of the completion of the Reorganization Events; plus (e) the amount of any restructuring charges (including retention, severance, facility closure costs and benefit charges) related to the

Reorganization Events; plus (f) any professional and underwriting fees related to any equity offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement and, in each case, deducted in such period in computing Consolidated Net Income; plus (g) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs to the extent that such charges were deducted in computing such Consolidated Net Income; plus (h) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus (i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP; provided, however, that Consolidated EBITDA of the Company will exclude the Consolidated EBITDA attributable to Excluded Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Subsidiary of that Consolidated EBITDA is not, as a result of an Excluded Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Subsidiary Debt Agreement; provided that the Consolidated EBITDA of the Excluded Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing; provided further that for purposes of calculating Consolidated EBITDA for any period for purposes of the covenant set forth in Section 6.11 (A) the Consolidated EBITDA of any Person or line of business acquired by the Company or any Restricted Subsidiary pursuant to an Asset Acquisition made in accordance with the terms of this Agreement during such period for which the aggregate consideration paid by the Company or any Restricted Subsidiary shall be equal to or greater than $25,000,000 shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Company or any Restricted Subsidiary during such period for which the aggregate consideration received by the Company or any Restricted Subsidiary shall be equal to or greater than $25,000,000 shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

     “Consolidated Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

     “Consolidated Interest Expense” shall mean, for any period, (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Company and the Restricted Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by the Company and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (b) to the extent included in such consolidated interest expense for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Restricted Subsidiary with respect to interest rate Hedging Agreements.

     “Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

     “Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments) paid in cash to the specified Person or a Restricted Subsidiary of the Person; (b) for purposes of Sections 6.05, 6.10 and 6.11 hereof only, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (c) the cumulative effect of a change in accounting principles will be excluded; and (d) notwithstanding clause (a) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     “Control Agreement” shall mean each Control Agreement to be executed and delivered by each Loan Party and the other parties thereto, as required by the Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     “Core Collateral” shall mean all Equity Interests in, and property and assets of, NRG Mid-Atlantic, NRG Northeast and NRG South Central and their respective subsidiaries (other than NRG Sterlington Power LLC, Bayou Cove Peaking Power LLC and Big Cajun I Peaking

Power LLC for so long as such entities shall constitute Excluded Project Subsidiaries), whether now owned or hereafter acquired.

     “Credit Event” shall have the meaning assigned to such term in Section 4.01.

     “Credit Facilities” shall mean one or more debt facilities (including this Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     “Credit-Linked Deposit” shall mean, with respect to each Funded L/C Lender, the cash deposit, if any, made by such Funded L/C Lender pursuant to Section 2.23(d), as the same may be (a) reduced from time to time pursuant to Section 2.02(f), 2.09(b) or 2.09(d) and (b) reduced or increased from time to time pursuant to assignments by or to such Funded L/C Lender pursuant to Section 9.04. The amount of each Funded L/C Lender’s Credit-Linked Deposit on the Restatement Date is set forth on the Lender Addendum delivered by such Lender.

     “Credit-Linked Deposit Account” shall mean, collectively, one or more operating and/or investment accounts of, and established by, the Administrative Agent under its sole and exclusive control and maintained at the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York 10010 (or such other office as the Administrative Agent shall from time to time designate to the Company), in any such case that shall be used for the purposes set forth in Article II.

     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

     “Deposit Account” shall have the meaning assigned to such term in the UCC.

     “Designated Country” shall mean Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, the United States and any other country that shall at any time after the Closing Date become a member state of the European Union.

     “Designated Non-Recourse Indebtedness” shall mean the Non-Recourse Indebtedness of NRG Peaker Finance Co. LLC existing on the Closing Date.

     “Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.05 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     “dollars” or “$” shall mean lawful money of the United States of America.

     “Domestic Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

     “Easement” shall have the meaning assigned to such term in Section 3.07.

     “Engagement Letter” shall mean the Engagement Letter dated as of November 29, 2004, among the Company, Credit Suisse First Boston and Goldman Sachs Credit Partners L.P.

     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials at any location or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed, imposed or covered by an indemnity with respect to any of the foregoing.

     “Equally and Ratably” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding, except for purposes of the definitions of “Additional Non-Recourse Indebtedness”, “Existing Non-Recourse Indebtedness”, “Net Cash Proceeds” and “Specified Joint Venture Sales”, any debt security that is convertible into, or exchangeable for, Capital Stock).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a material non-exempt “prohibited transaction” with respect to which the Company or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Company or any such Subsidiary could otherwise be liable.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “Event of Default” shall have the meaning assigned to such term in Article VII.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Excess Cash Flow” shall mean, for any fiscal year of the Company, the excess of (a) the sum, without duplication, of the cash flow from operations determined on an unconsolidated basis in accordance with GAAP of the Company and the Subsidiaries and, to the extent of the Company’s or any Subsidiary’s interest therein, any Person (other than a Subsidiary) in which the Company or any Subsidiary has an interest; provided that there shall be excluded the cash flow from operations of any Subsidiary or other Person in which the Company or any Subsidiary has an interest to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary or such other Person of that cash flow from operations is not at the time permitted by operation of the terms of its governing documents or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, over (b) the sum, without duplication, of (i) the cash outflow from investments determined on an unconsolidated basis in accordance with GAAP of the Company and the Subsidiaries and, to the extent of the Company’s or any Subsidiary’s interest therein, any Person (other than a Subsidiary) in which the Company or any Subsidiary has an interest, (ii) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made by the Company and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness and (iii) to the extent reflected in cash flow from operations of the Company and the Subsidiaries for such period, any Xcel Cash.

     “Excess Credit-Linked Deposits” shall mean, at any time, the excess, if any, of the Total Credit-Linked Deposit over the aggregate Funded L/C Exposure at such time.

     “Excluded Assets” shall mean (i) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a security interest therein under the Security Documents shall constitute or result in a breach, termination or default or invalidity under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer result; (ii) any interests in real property owned or leased by any Loan Party only for so long as such interest represents an Excluded Perfection Asset; (iii) any Equity Interests in any Excluded Project Subsidiary the pledge of which pursuant to the Security Documents would constitute a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor and any voting Equity Interests in excess of 66% (or, in the case of NRG International Holdings GmbH, NRG International Holdings (No.2) GmbH and NRGenerating International BV, 65%) of the total outstanding voting Equity Interests in any Excluded Foreign Subsidiary; (iv) any Deposit Account, Securities Account or Commodities Account (and all cash, cash equivalents and Commodity Contracts held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account is subject to a Lien permitted under clause (r) of the definition of “Permitted Liens”; (v) the Equity Interests in, and all properties and assets of, NRG Energy Insurance Ltd. (Cayman Islands); (vi) the Equity Interests in, and all properties and assets of, NRGenerating III (Gibraltar), NRGenerating IV Gibraltar, NRG Pacific Corporate Services Pty Ltd., Coniti Holding BV (only for so long as such entity shall own no assets other than the Equity Interests in Tosli (Gibraltar) BV) and Tosli (Gibraltar) BV (only for so long as such entity shall own no assets); (vii) the Equity Interests in, and all properties and assets of, NRG Latin America Inc., Sterling Luxembourg (No. 4) S.a.r.l, NRGenerating Luxembourg (No. 6) S.a.r.l. and NRGenerating Holdings (No. 21) BV (only for so long as such entity shall own no assets other than the stock of its subsidiaries owned on the Closing Date); (viii) any Equity Interest of a Person (other than a Subsidiary) held by any Loan Party if and for so long as the pledge thereof under the Security Documents shall constitute or result in a breach, termination or default under any joint venture, stockholder or partnership agreement between such Loan Party and one or more other holders of Equity Interests of such Person; provided that (A) such Loan Party shall have used reasonable efforts to obtain the consent or waiver of such other holders of Equity

Interests of such Person to such a pledge and such consent or waiver shall not have been obtained and (B) such Equity Interest shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer result; (ix) all properties and assets of the Company’s resource recovery facility located at North Newport, MN and all properties and assets of the Company’s resource recovery facility located at Elk River, MN if and for so long as the grant of a security interest therein under the Security Documents shall constitute or result in a breach, termination or default under any service agreement with the applicable municipalities in which such facilities reside; provided that (A) the Company shall have used reasonable efforts to obtain the consent or waiver of such municipalities to the grant of such security interests and such consent or waiver shall not have been obtained and (B) such properties and assets shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer result; (x) any Account of NRG Power Marketing solely to the extent that (x) such Account relates to the sale by NRG Power Marketing of power or capacity that was purchased by NRG Power Marketing from a Subsidiary that is an Excluded Project Subsidiary and (y) the grant of a security interest in such Account under the Security Documents shall constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Existing Non-Recourse Indebtedness of such Subsidiary (as such agreement or instrument was in effect on the Closing Date); (xi) the Equity Interests in either of the NEO Companies to the extent that a grant of a security interest in such Equity Interests under the Security Documents shall constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Existing Non-Recourse Indebtedness of their subsidiaries (as such agreement or instrument was in effect on the Closing Date); and (xii) the Deposit Account established by the Company pursuant to the NRG Plan in respect of the Consolidated Edison dispute and all cash held therein not to exceed (x) $11,700,000 as of the Closing Date plus (y) any amounts required by the NRG Plan to be deposited therein in respect of invoices owing to Consolidated Edison; provided that such Deposit Account (and all cash therein) shall automatically cease to be an Excluded Asset from and after the date that such dispute is resolved.

     “Excluded Foreign Subsidiaries” shall mean, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation; provided that (i) none of NRG Mid-Atlantic, NRG Northeast or NRG South Central or any of their respective subsidiaries may at any time be an Excluded Foreign Subsidiary and (ii) notwithstanding the foregoing, the following entities will be deemed to be “Excluded Foreign Subsidiaries”: Sterling Luxembourg (No. 4) S.a.r.l., Tosli Acquisition BV, NRGenerating Luxembourg (No. 6) S.a.r.l., NRGenerating Holdings (No. 4) GmbH (only for so long as such entity shall remain a direct subsidiary of NRG International LLC and shall have no assets other than those owned on the Closing Date), NRGenerating Holdings (No. 3) Gibraltar, NRGenerating Holdings (No. 23) BV, NRG Pacific Corporate Services Pty Ltd., NRGenerating III (Gibraltar), NRGenerating IV (Gibraltar), Coniti Holding BV (only for so long as such entity shall own no assets other than the Equity Interests in Tosli (Gibraltar) BV) and Tosli (Gibraltar)

BV (only for so long as such entity shall own no assets). The Excluded Foreign Subsidiaries on the Restatement Date are set forth on Schedule 1.01(a).

     “Excluded Perfection Assets” shall mean any property or assets (other than any Core Collateral except (a) the lease of Dunkirk Power LLC relating to 347 Seneca Street, Buffalo, NY, (b) the lease of Astoria Gas Turbine Power LLC relating to the Consolidated Edison site located at 31-02 20th Avenue, Astoria, NY, (c) the lease of Astoria Gas Turbine Power LLC relating to the A-11 dock located at 31-02 20th Avenue, Astoria, NY, (d) the lease of NRG New Roads Holding LLC relating to the turbine storage facilities located at GTS Duratek, 1790 Dock Street, Memphis, TN, (e) the lease of NRG New Roads Holding LLC relating to the turbine storage facilities located at Liebherr American Inc., 4100 Chestnut, Newport News, VA and (f) the lease of NRG New Roads Holding LLC relating to the warehouse facilities for turbine storage located at Tidewater Warehouses, Bay 3, 814 Childs Avenue, Hampton, VA) in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of Equity Interests, either the filing of a financing statement under the UCC of the relevant jurisdiction or the possession of certificates representing such Equity Interests; provided that such property or assets shall not have a Fair Market Value at any time exceeding $2,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $250,000) individually or $20,000,000 in the aggregate and, to the extent that the Fair Market Value of any such property or asset shall exceed $2,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $250,000) individually, such property or asset shall cease to be an Excluded Perfection Asset and, to the extent that the Fair Market Value of such property or assets shall exceed $20,000,000 in the aggregate at any time, such property or assets shall cease to be Excluded Perfection Assets to the extent of such excess Fair Market Value.

     “Excluded Proceeds” shall mean any net proceeds of an Asset Sale involving the sale of Specified Assets Held for Sale.

     “Excluded Project Subsidiaries” shall mean, at any time, (a) any Subsidiary existing as of the Restatement Date that is an obligor with respect to Existing Non-Recourse Indebtedness outstanding at such time and (b) any Subsidiary that is set forth on Schedule 1.01(b) as of the Restatement Date (so long as such Subsidiary does not become (and remain for a period of 365 days or more) a Subsidiary Guarantor after the Restatement Date) or any Subsidiary that becomes a Subsidiary after the Restatement Date that is an obligor with respect to Additional Non-Recourse Indebtedness outstanding at such time, in each case if and for so long as the grant of a security interest in the property or assets of such Subsidiary or the pledge of the Equity Interests of such Subsidiary, in each case in favor of the Collateral Trustee for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Indebtedness; provided that such Subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; provided further that none of NRG Mid-Atlantic, NRG Northeast or NRG South Central or any of their respective subsidiaries (other than NRG Sterlington Power LLC, Bayou Cove Peaking Power LLC and Big Cajun I Peaking Power LLC for so long as such entities shall constitute Excluded Project Subsidiaries) may at any time be an Excluded Project Subsidiary. The Excluded Project Subsidiaries on the Restatement Date are set forth on Schedule 1.01(b).

     “Excluded Subsidiary” shall mean an Excluded Foreign Subsidiary, an Excluded Project Subsidiary and (except for purposes of Sections 5.06 and 5.09 hereof) an Immaterial Subsidiary.

     “Excluded Subsidiary Debt Agreement” shall mean the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Subsidiary Debt Default.”

     “Excluded Subsidiary Debt Default” shall mean, with respect to any Excluded Subsidiary, the failure of such Excluded Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank and any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, and, for purposes of Section 2.20 only, by or on account of any obligation of the Administrative Agent pursuant to Section 2.24(b), (a) income or franchise taxes imposed on (or measured in whole or in part by) each such Person’s net income by the United States of America (or any political subdivision thereof), or as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.20(a) or (b).

     “Exempt Subsidiaries” shall mean, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP Kendall Energy LLC, LSP-Pike Energy LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, LSP Energy Limited Partnership, NRG Batesville LLC, LSP Batesville Funding Corporation, LSP Batesville Holding LLC, LSP Energy, Inc., NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC and NRG Sterlington Power LLC.

     “Existing Indebtedness” shall mean Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Note Documents) in existence on the Closing Date and set forth on Schedule 6.01, until such amounts are repaid.

     “Existing Letter of Credit” shall mean each letter of credit issued or deemed to have been issued under the Original Credit Agreement that is outstanding on the Restatement Date. The Existing Letters of Credit are listed on Schedule 1.01(c).

     “Existing Non-Recourse Indebtedness” shall mean secured Indebtedness for borrowed money outstanding as of the Closing Date of a Subsidiary (or of Cadillac Renewable Energy LLC) existing as of the Closing Date and any Permitted Refinancing Indebtedness in respect of such Indebtedness that was incurred to finance the development, construction or acquisition of or by, or repairs, improvements or additions to, fixed or capital assets of such Subsidiary (including power generation facilities); provided that, except as set forth on Schedule 1.01(d), (a) such Indebtedness is without recourse to the Company or any other Subsidiary or to any property or assets of the Company or any other Subsidiary (other than, in each such case, another Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than any such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee)), (b) neither the Company nor any other Subsidiary (other than another Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than any such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than any such Indebtedness constituting a Guarantee)) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under, and subject to the terms of, Section 2.23 to support obligations of such applicable subsidiary and (ii) any investments in such applicable subsidiary made in accordance with Section 6.05), (c) neither the Company nor any other Subsidiary or Affiliate of any thereof constitutes the lender of such Indebtedness, (d) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a Subsidiary that is not a Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any other Loan Party (other than Indebtedness incurred pursuant to Section 6.01(b)(i), (ii), (iii) or (xi)) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity and (e) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any Subsidiary that is not a Loan Party and (ii) the Equity Interests in any Subsidiary that is not a Loan Party (and shall not apply to any other property or assets of the Company or any other Subsidiary that is a Loan Party), except, in the case of each of clauses (a) and (b) for (x) agreements of the Company or any other Subsidiary to provide corporate or management services or operation and maintenance services to such Subsidiary, (y) Guarantees of the Company or any other Subsidiary with respect to debt service reserves established with respect to such Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Company or such other Subsidiary and (z) contingent obligations of the

Company or any other Subsidiary to make capital contributions to such Subsidiary, in the case of each of clauses (x), (y) and (z), which are otherwise permitted hereunder.

     “Facility” shall mean a power or energy generation facility.

     “Facility Instruments” shall have the meaning set forth in (a) the Affirmation Agreement, dated as of August 9, 1993, by and among Northern States Power Company, the Company and Ramsey and Washington Counties and (b) the Agreement and Consent for Transfer to the Company, dated as of August 20, 2001, between Northern States Power Company, the Company, Anoka County, Hennepin County, Sherburne County and Tri-County Solid Waste Management Commission, as in effect on the Closing Date.

     “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Agreement).

     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fees” shall mean the Commitment Fees, the Administrative Agent’s Fees, any Prepayment Fee, the L/C Participation Fees and the Issuing Bank Fees.

     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.

     “Financial Institution” shall mean a bank, an investment bank or an Affiliate of a bank or an investment bank.

     “Financial Officer” of any person shall mean any of the chief financial officer (or if no individual shall have such designation, the person charged by the Board of Directors of such person with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such person.

     “Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio (a) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period will be calculated on the same pro forma basis; (b) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; (d) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; (e) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and (f) if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     “Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (b) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (c) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such

Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are incorporated or organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

     “FPA” shall mean the Federal Power Act and the rules and regulations promulgated thereunder, as amended from time to time.

     “Funded Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(d).

     “Funded L/C Commitment” shall mean the commitment of the Issuing Bank to issue Funded Letters of Credit pursuant to Section 2.23.

     “Funded L/C Disbursements” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Funded Letter of Credit.

     “Funded L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Funded Letters of Credit at such time and (b) the aggregate amount of all Funded L/C Disbursements that have not yet been reimbursed at such time (or deemed to have not yet been reimbursed at such time pursuant to Section 2.23(e)). The Funded L/C Exposure of any Funded L/C Lender at any time shall equal its Pro Rata Percentage of the aggregate Funded L/C Exposure at such time.

     “Funded L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(d).

     “Funded L/C Lender” shall mean a Lender with a Credit-Linked Deposit.

     “Funded L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).

     “Funded Letter of Credit Availability Period” shall mean the period from and including the Restatement Date to but excluding the earlier of the Funded Letter of Credit Maturity Date and the date on which all of the Credit-Linked Deposits are returned to the Funded L/C Lenders, utilized to reimburse the Issuing Bank for Funded L/C Disbursements or converted into Term Loans.

     “Funded Letter of Credit Maturity Date” shall mean the Term Loan Maturity Date.

     “Funded Letter of Credit” shall mean, at any time, any Letter of Credit that has been designated by the Term Loan Borrower (or deemed designated) as a Funded Letter of Credit in accordance with the provisions of Section 2.23.

     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

     “Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

     “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended and restated on the Restatement Date, in the form of Exhibit F, executed and delivered by the Company and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

     “Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Hedging Obligations”.

     “Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

     “Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary that is designated by the Company as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (a) total assets at such time not exceeding 5% of the Company’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (b) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding 5% of the Company’s consolidated revenues and operating income, respectively; provided that (i) such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied and (ii) none of NRG Mid-Atlantic or its subsidiaries, NRG Northeast or its subsidiaries or NRG South Central or its subsidiaries may at any time be an Immaterial Subsidiary hereunder. The Immaterial Subsidiaries on the Restatement Date are set forth on Schedule 1.01(e).

     “incur” shall have the meaning assigned to such term in Section 6.01.

     “Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; (e) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or (f) representing the net amount owing under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

     “Information” shall have the meaning assigned to such term in Section 9.16.

     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

     “Intellectual Property Security Agreement” shall mean all Intellectual Property Security Agreements, as amended and restated on the Restatement Date, executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     “Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December (beginning with March 31, 2005), (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’

duration been applicable to such Borrowing, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

     “Interest Period” shall mean (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the applicable Borrower may elect and (b) with respect to the Credit-Linked Deposits, each period commencing on the date the Credit-Linked Deposits are initially funded or on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending (x) in the case of the first Interest Period in respect of the Credit-Linked Deposits, on March 31, 2005 and (y) in the case of each Interest Period in respect of the Credit-Linked Deposits thereafter, on the numerically corresponding date in the calendar month that is 3 months thereafter; provided, however, that (i) a single Interest Period shall at all times apply to all Credit-Linked Deposits, (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.05 hereof. The acquisition by the Company, or by any Subsidiary, of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.05(b) hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     “Issuing Bank” shall mean, as the context may require, (a) Credit Suisse First Boston in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender and (c) in respect of each Existing Letter of Credit, the issuer thereof. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or other financial institutions, in which case the term “Issuing Bank” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

     “Issuing Bank Fees” shall mean Revolving Issuing Bank Fees and Funded Issuing Bank Fees.

     “L/C Commitment” shall mean a Revolving L/C Commitment or a Funded L/C Commitment.

     “L/C Disbursement” shall mean a Revolving L/C Disbursement or a Funded L/C Disbursement.

     “L/C Exposure” shall mean, at any time, the Revolving L/C Exposure and the Funded L/C Exposure at such time.

     “L/C Exposure Cap” shall mean $125,000,000.

     “Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit G, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Restatement Date.

     “Lenders” shall mean (a) the Persons that deliver a Lender Addendum (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

     “Letter of Credit” shall mean a Revolving Letter of Credit or a Funded Letter of Credit or an Existing Letter of Credit.

     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing or Credit-Linked Deposit for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in

London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.

     “Loan Documents” shall mean this Agreement, any promissory note delivered pursuant to Section 2.04(e), the Security Documents and the Affiliate Subordination Agreement.

     “Loan Parties” shall mean the Company and each Subsidiary Guarantor.

     “Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

     “Majority Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments and Term Loan Commitments and Excess Credit-Linked Deposits representing at least a majority of the sum of all Loans outstanding (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments and Term Loan Commitments and Excess Credit-Linked Deposits at such time.

     “Majority Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders having Revolving Loans (excluding Swingline Loans), Revolving L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing at least a majority of the sum of all Revolving Loans outstanding (excluding Swingline Loans), Revolving L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time.

     “Majority Term Lenders” shall mean, at any time, Term Lenders and Funded L/C Lenders having Term Loans, Funded L/C Exposure, unused Term Loan Commitments and Excess Credit-Linked Deposits representing at least a majority of the sum of all Term Loans outstanding, Funded L/C Exposure, unused Term Loan Commitments and Excess Credit-Linked Deposits at such time.

     “Margin Stock” shall have the meaning assigned to such term in Regulation U.

     “Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent, the Collateral Trustee or the Secured Parties thereunder.

     “Material Contract” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

     “Material Indebtedness” shall mean Indebtedness for money borrowed (other than the Loans and Letters of Credit) of any one or more of the Company or any of the Subsidiaries in an aggregate principal amount exceeding $50,000,000.

     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor entity.

     “Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements located thereon and appurtenants thereto owned or leased by a Loan Party and specified on Schedule 1.01(f), and shall include each other parcel of real property and improvements located thereon with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10.

     “Mortgages” shall mean (a) the amended and restated mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents granting a Lien on any Mortgaged Property to secure the Secured Obligations, each in the form of Exhibit H with such changes as are reasonably satisfactory to the Company (which shall be evidenced by the signature thereof by the applicable Loan Party), the Collateral Agent and the Collateral Trustee and/or (b) reaffirmations of, and/or modifications to, the Mortgages (as defined under the Original Credit Agreement), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of “Net Cash Proceeds”.

     “Net Cash Proceeds” shall mean, with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) expenses related to such Asset Sale or Recovery Event (including legal, accounting and investment banking fees, broker’s fees and sales commissions, relocation fees, and taxes paid or payable by the Company and the Subsidiaries in connection therewith and the Company’s good faith estimate of any other taxes to be paid or payable in connection with such Asset Sale or Recovery Event, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any out-of-pocket costs of remediation, repair or closure required to be incurred by the Company and the Subsidiaries by the applicable Governmental Authority in connection with such Recovery Event), (ii) amounts remitted in an escrow or provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset or Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or escrow to the benefit of the Company or any Subsidiary, such amounts shall constitute Net Cash

Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than any such Indebtedness hereunder or assumed by the purchaser of such asset) which is secured by the asset transferred, taken or sold in such Asset Sale or Recovery Event and which is required to be repaid with such proceeds (such proceeds with respect to any Asset Sale (other than Excluded Proceeds), “Net Asset Sale Proceeds”); provided, however, that, during each fiscal year of the Company the initial $25,000,000 of Net Asset Sale Proceeds that is received during such fiscal year shall not be subject to the mandatory prepayment provisions of Section 2.13(b) even if the terms of the following proviso are not complied with in respect of such $25,000,000 of Net Asset Sale Proceeds, but shall be subject to and included in the amounts and limitations set forth in the last sentence of this definition; provided further, however, that, subject to the last sentence of this definition, if (v) the Company shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Company’s intent to reinvest such proceeds in an acquisition of a Person or line of business in accordance with the terms of this Agreement or productive assets of a kind then used or usable in the business of the Company and the Subsidiaries within 365 days of receipt of such proceeds, (w) pending such use of such proceeds such proceeds are held in an Asset Sale Proceeds Account or are temporarily used to prepay Revolving Credit Borrowings hereunder pending such permitted reinvestment, (x) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds (both before and after giving effect to such application), (y) if such proceeds (1) result from the sale of the Equity Interests in any Person that is incorporated, formed or organized under the laws of the United Sates of America, any State thereof or the District of Columbia (a “U.S. Person”) or any other assets located in the United States, such proceeds shall only be used to make an acquisition of a Person that will, following the consummation of such acquisition, be a Domestic Subsidiary or an acquisition of other assets that are located in the United States or (2) result from the sale of the Equity Interests in any Person other than a U.S. Person, such proceeds shall only be used to make an acquisition of a Person that is incorporated, formed or organized under the laws of a Designated Country or an acquisition of other assets that are located in a Designated Country and (z) if such proceeds result from the sale of any Equity Interests in any Subsidiary Guarantor or any other assets that constitute Collateral, such proceeds shall only be used to make an acquisition of a Person that will, following the consummation of such acquisition, be a Subsidiary Guarantor or an acquisition of other assets that will constitute Collateral, then such proceeds shall not be subject to the mandatory prepayment provisions of Section 2.13(b) (but shall be subject to and included in the amounts and limitations set forth in the last sentence of this definition) except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be subject to the mandatory prepayment provisions of Section 2.13(b); provided further, however, that, subject to the last sentence of this definition, if (A) such proceeds shall result from an Asset Sale or Recovery Event to the extent involving assets, rights or other property of a Subsidiary that is not a Loan Party, (B) the terms of any Indebtedness of such Subsidiary require that such proceeds be applied to repay such Indebtedness, (C) the Company shall deli ver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Company’s intent to use such proceeds to repay such Indebtedness of such Subsidiary solely to the extent required thereby and, if such Indebtedness to be repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, within 365 days of receipt of such proceeds and (D) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, then such proceeds shall not be subject to the mandatory prepayment provisions of Section 2.13(b) (but shall be subject to and included in the amounts and limitations set forth in the last sentence of this definition) except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be subject to the mandatory prepayment provisions of Section 2.13(b). Notwithstanding the foregoing, (a) all Net Asset Sale Proceeds received in any fiscal year in excess of $100,000,000 (excluding any Excluded Proceeds) and (b) all Net Asset Sale Proceeds received at any time after the aggregate amount of Net Asset Sale Proceeds that are deemed to not constitute Net Cash Proceeds as a result of the reinvestment rights and repayment rights set forth in the immediately preceding sentence shall exceed $500,000,000 (excluding any amounts that are used to repay Term Loans pursuant to Section 2.13(b) as a result of the failure to reinvest such amounts within 365 days of receipt thereof as provided above) shall in each case immediately constitute Net Cash Proceeds for purposes of Section 2.13(b) and all other purposes hereunder and the provisions set forth in the immediately preceding sentence shall not apply thereto.

     “Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.08(c).

     “Non-Recourse Indebtedness” shall mean (a) Existing Non-Recourse Indebtedness of any Subsidiary existing as of the Restatement Date and (b) Additional Non-Recourse Indebtedness of any Subsidiary that is not a Loan Party as of the Restatement Date (so long as such Subsidiary does not become (and remain for a period of 365 days or more) a Subsidiary Guarantor after the Restatement Date) or any Subsidiary that becomes a Subsidiary after the Restatement Date.

     “NRG Mid-Atlantic” shall mean NRG Mid-Atlantic Generating LLC, a Delaware limited liability company that is a wholly owned Subsidiary.

     “NRG Northeast” shall mean NRG Northeast Generating LLC, a Delaware limited liability company that is a wholly owned Subsidiary.

     “NRG Plan” shall mean the plan of reorganization filed by the Company and certain of its Affiliates, including NRG Power Marketing, under Chapter 11 of the Bankruptcy Code, as the same was modified and confirmed by the Bankruptcy Court in an order dated November 24, 2003, a copy of which is attached hereto as Exhibit I, which, among other things, provides for the Refinancing Transactions.

     “NRG Power Marketing” shall have the meaning assigned to such term in the preamble.

     “NRG South Central” shall mean NRG South Central Generating LLC, a Delaware limited liability company that is a wholly owned Subsidiary.

     “Obligations” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Omnibus Assignment” shall mean Omnibus Assignment, in the form of Exhibit J, executed and delivered by the administrative agent under the Original Credit Agreement, on behalf of the lenders under the Original Credit Agreement, to the Administrative Agent, on behalf of the Lenders.

     “Original Credit Agreement” shall mean this Agreement, including all amendments hereto and waivers hereof effective prior to the Restatement Date, as in effect immediately prior to the Restatement Date.

     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     “Parity Debt Representative” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Parity Lien Debt” shall mean (a) the Senior Notes; and (b) any other Indebtedness (including Additional Notes) that is permitted to be incurred under Section 6.01 (i) the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness of an Excluded Subsidiary outstanding as of the Closing Date or other Parity Lien Debt if such Indebtedness constitutes Permitted Refinancing Indebtedness; or (ii) on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.75:1.0, provided, in the case of each issue or series of Indebtedness referred to in this clause (b), that (x) on or before the date on which such Indebtedness was incurred by the Company such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Debt Representative, the Administrative Agent and the Collateral Trustee on or before such date, as Parity Lien Debt for the purposes of this Agreement and the Collateral Trust Agreement, (y) such Indebtedness is governed by an indenture or other agreement that includes a Sharing Confirmation and (z) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Liens granted to the Collateral Trustee, for the benefit of the Secured Parties, to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (z) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share Equally and Ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral, if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt, together with an opinion of counsel stating that such officers’ certificate has been duly authorized by the Board of Directors of the Company and has been duly executed and delivered, and the holders of such Indebtedness and Obligations in respect thereof will be entitled to rely conclusively thereon).

     “Parity Lien Obligations” shall mean Parity Lien Debt and all other Obligations in respect thereof.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Peakers Entities” shall mean LSP Energy Limited Partnership, NRG Batesville LLC, LSP Batesville Funding Corporation, LSP Batesville Holding LLC, LSP Energy, Inc., NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Capital II LLC and NRG Sterlington Power LLC.

     “Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit K or any other form approved by the Collateral Agent.

     “Permitted Business” shall mean the business of acquiring, constructing, managing, developing, improving, owning and operating Facilities, as well as any other activities reasonably related to the foregoing activities (including acquiring and holding reserves), including investing in Facilities.

     “Permitted Debt” shall have the meaning assigned to such term in Section 6.01.

     “Permitted Investments” shall mean (a) any Investment in the Company or in a Restricted Subsidiary that is a Subsidiary Guarantor; (b) any Investment in an Immaterial Subsidiary; (c) any Investment in an Excluded Foreign Subsidiary for so long as the Excluded Foreign Subsidiaries do not collectively own more than 20% of the consolidated assets of the Company as of the most recent fiscal quarter end for which financial statements are publicly available; (d) any issuance of letters of credit in an aggregate amount not to exceed $125,000,000 solely for working capital requirements and general corporate purposes of any of the Excluded Subsidiaries; (e) any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any other Credit Facility to which it is a party); (f) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor or an Immaterial Subsidiary; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary that is a Subsidiary Guarantor; (g) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.04 hereof; (h) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (i) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; (j) Investments represented by Hedging Obligations; (k) loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; (l) purchase of Indebtedness the payment or other acquisition of which is otherwise permitted by the terms of clauses (v), (w), (x), (y) or (z) of Section 6.05(a)(iii), (m) any Investment in securities of trade creditors or customers received in compromise of obligations of those Persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (n) negotiable instruments held for deposit or collection in the ordinary course of business; (o) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company of any such Restricted Subsidiary deems reasonable under the circumstances; (p) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (q) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; (r) any Investment made since the Closing Date in Persons engaged primarily in Permitted Businesses, if after giving effect to such Investment, such Person is or will become a Restricted Subsidiary; provided that the aggregate Fair Market Value of Investments made pursuant to this clause (r) (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding, does not exceed 10% of the consolidated assets of the Company as of the most recent fiscal quarter end for which financial statements are publicly available; and (s) other Investments made since the Closing Date in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding not to exceed $200,000,000; provided, however, that if any Investment pursuant to this clause (s) is made in any Person that is not a Restricted Subsidiary and a Subsidiary Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above, and shall cease to have been made pursuant to this clause (s).

     “Permitted Liens” shall mean (a) Liens held by the Collateral Trustee on assets of the Company or any Subsidiary Guarantor securing (i) Secured Obligations of the Company or such Subsidiary Guarantor relating to Indebtedness and Letters of Credit under this Agreement and (ii) secured obligations or the Company or such Subsidiary Guarantor relating to Revolver Refinancing Indebtedness permitted by Section 6.01(b)(i); (b) Liens held by the Collateral Trustee Equally and Ratably securing the Senior Notes issued prior to the Restatement Date and all future Parity Lien Debt and other Parity Lien Obligations; (c) Liens on assets of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries that was permitted by the terms of this Agreement to be incurred; (d) Liens (i) in favor of the Company or any of the Subsidiary Guarantors, (ii) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary and (iii) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(b)(iv) hereof covering only the assets acquired with or financed by such Indebtedness; (g) Liens existing on the Closing Date and set forth on Schedule 6.02; (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (i) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business; (j) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement, provided, however, that (i) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; (n) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries; (o) inchoate statutory Liens arising under ERISA incurred in the ordinary course of business; (p) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary; (q) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition; (r) Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service, (ii) agreements relating to Hedging Obligations or netting agreements representing commodity price contracts or derivatives or (iii) Specified Hedging Agreements; (s) Liens arising from UCC financing sta tements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement); (t) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary as of the Closing Date; (u) Liens granted in favor of Xcel Energy, Inc. pursuant to the Xcel Settlement Agreement as in effect on the Closing Date on the Company’s interest in all revenues received by the Company pursuant to the Facility Instruments; and (v) Liens incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations that do not exceed $25,000,000 at any one time outstanding.

     “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations hereunder, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) such Indebtedness is incurred either by the Company (and may be guaranteed by any Subsidiary Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (e) (i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Term Loan Maturity Date.

     “Permitted Second Priority Secured Indebtedness” shall mean Indebtedness of the Company that is secured by Liens on the Collateral granted in favor of the Collateral Trustee; provided that such Liens are subordinate to the Liens securing the Secured Obligations hereunder in the manner set forth in, and are otherwise subject to, the Collateral Trust Agreement.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     “Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

     “Predecessor Security Documents” shall mean the “Security Documents” as such term is defined herein immediately prior to the amendment and restatement hereof on the Restatement Date.

     “Preferred Stock” shall mean the 4% Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company issued prior to the Restatement Date.

     “Prepayment Fee” shall have the meaning assigned to such term in Section 2.05(d).

     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Credit Suisse First Boston as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

     “Pro Forma Cost Savings” shall mean, with respect to any period, reductions in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter reference period and on or prior to the transaction date that were (a) directly attributable to an Asset Acquisition or Asset Sale and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (b) actually implemented by the Company or the business that was the subject of such Asset Acquisition or Asset Sale within six months of the date of the Asset Acquisition or Asset Sale and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clauses (a) and (b), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

     “Pro Rata Percentage” of (a) any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment and (b) any Funded L/C Lender at any time shall mean the percentage of the Total Credit-Linked Deposit represented by such Lender’s Credit-Linked Deposit. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto. In the event the Credit-Linked Deposits shall have been applied in full to reimburse Funded L/C Disbursements or shall be returned, the Pro Rata Percentage of any Funded L/C Lender shall be determined on the basis of the Credit-Linked Deposits most recently in effect prior thereto.

     “PUHCA” shall mean the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder, as amended from time to time.

     “PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder, as amended from time to time.

     “QF” shall mean a “qualifying facility” under PURPA.

     “Qualified Counterparty” shall mean, with respect to any Specified Hedging Agreement, any counterparty thereto that, at the time such Specified Hedging Agreement was entered into, was a Lender, an Agent or the Syndication Agent or an Affiliate of a Lender, an Agent or the Syndication Agent.

     “Recovery Event” shall mean the receipt of cash proceeds with respect to any settlement of or payment in respect of (a) any property or casualty insurance claim or (b) any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Company or any Subsidiary; provided that any such recovery event or series of related recovery events having a value not in excess of $25,000,000 shall not be deemed to be a “Recovery Event” for purposes of Section 2.13(b).

     “Refinancing Transactions” shall mean (a) the issuance of the Senior Notes, (b) the entering into of the Original Credit Agreement and (c) the application of the proceeds from the issuance of the Senior Notes on December 23, 2003, the initial borrowing of term loans under the Original Credit Agreement and cash on hand to (i) repay certain notes (including accrued interest) issued by NRG Northeast, (ii) repay certain notes (including accrued interest) issued by NRG South Central, (iii) repay certain indebtedness (including accrued interest) of NRG Mid-Atlantic, (iv) pay a settlement amount associated with the repayment of the notes described in clauses (i) and (ii), (v) make a $500,000,000 distribution to certain of the Company’s unsecured creditors pursuant to the NRG Plan, (vi) pre-fund the $250,000,000 credit-linked deposits under the Original Credit Agreement and (v) pay fees and expenses relating to the offering of the Senior Notes and the entering into of the Original Credit Agreement.

     “Register” shall have the meaning assigned to such term in Section 9.04(d).

     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

     “Reorganization Events” shall mean (a) the effectiveness of the NRG Plan; (b) the following actions pursuant to the NRG Plan: (i) the cancellation of all of the Company’s existing Capital Stock and the distribution to unsecured creditors of a combination of new common stock of the Company and up to $1,040,000,000 in cash, (ii) the issuance of the Xcel Note, (iii) the making of adjustments to the Company’s consolidated financial statements for “fresh-start” reporting under GAAP; (c) the settlement with Xcel Energy Inc. pursuant to the Xcel Settlement Agreement under which the Company is expected to receive $640,000,000 from Xcel Energy Inc. in cash (and, under certain circumstances, its common stock) to be paid in three separate installments; (d) the distribution of $515,000,000 of cash received by the Company from Xcel

Energy Inc. to the Company’s creditors; (e) as a result of the Company achieving certain liquidity measures in September 2004, the distribution of an additional $25,000,000 of the amount described in clause (c) to the Company’s creditors; and (f) the use by the Company of $100,000,000 of the amount described in clause (c) for any purpose, subject to the restrictions contained in this Agreement and the Senior Note Documents.

     “Repayment Date” shall have the meaning assigned to such term in Section 2.11.

     “Requested Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(d).

     “Required Lenders” shall mean, at any time, the Majority Revolving Credit Lenders and the Majority Term Lenders, each voting as a separate class.

     “Required Prepayment Percentage” shall mean (a) in the case of any Asset Sale or Recovery Event, 100%; and (b) in the case of any Adjusted Excess Cash Flow, if on the date of the applicable prepayment, the Company’s issuer credit rating (in the case of S&P) or long term senior implied rating (in the case of Moody’s) is (i) BB or lower from S&P or Ba2 or lower from Moody’s, 50%, (ii) BB+ or higher from S&P and Ba1 or higher from Moody’s (but not meeting the ratings described in clause (iii)), 25% or (iii) BBB- or higher from S&P and Baa3 or higher from Moody’s, 0%.

     “Restatement Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08).

     “Restricted Investment” shall mean an Investment other than a Permitted Investment.

     “Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

     “Restricted Subsidiary” of a specified Person shall mean, with respect to such Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), in the case of each of clauses (a) and (b), that is not an Unrestricted Subsidiary. Unless otherwise indicated, any reference to a “Restricted Subsidiary” shall be deemed to be a reference to a Restricted Subsidiary of the Company. On the Restatement Date, all the Subsidiaries of the Company are Restricted Subsidiaries of the Company.

     “Revolver Refinancing Indebtedness” shall mean Indebtedness issued or incurred under a new revolving credit facility (a “New Revolver”) that refinances, refunds, extends, renews or replaces the Revolving Credit Commitments hereunder; provided that (a) the available commitments under such New Revolver shall not exceed $150,000,000, (b) the Revolving Loan

Borrowers shall be the only borrowers under such New Revolver and the Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) unless such New Revolver shall be incurred within six months of the Revolving Credit Maturity Date, such New Revolver contains covenants and events of default which, taken as a whole, are determined in good faith by a Financial Officer of the Company to be substantially the same as the covenants contained herein, (d) the Indebtedness under such New Revolver, if secured, is secured only by Liens on the Collateral granted in favor of the Collateral Trustee that are subject to the terms of the Collateral Trust Agreement, (e) if such New Revolver is secured, the administrative agent in respect of such New Revolver executes and delivers a Collateral Trust Joinder as required by the Collateral Trust Agreement and (f) if such New Revolver is secured, the secured parties with respect to such New Revolver agree in writing for the enforceable benefit of all Secured Parties hereunder that such secured parties are bound by the provisions set forth in the Collateral Trust Agreement relating to the order of application of proceeds from the enforcement of Liens upon the Collateral to the same extent that the Secured Parties are bound by such provisions as of the Restatement Date.

     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

     “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (and to acquire participations in Revolving Letters of Credit and Swingline Loans) hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender in accordance with Section 9.04.

     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Revolving L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

     “Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

     “Revolving Credit Maturity Date” shall mean December 24, 2007.

     “Revolving Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

     “Revolving L/C Commitment” shall mean the commitment of the Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.23.

     “Revolving L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Revolving Letter of Credit.

     “Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit at such time and (b) the aggregate amount of all Revolving L/C Disbursements that have not been reimbursed at such time. The Revolving L/C

Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Revolving L/C Exposure at such time.

     “Revolving L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(c).

     “Revolving L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

     “Revolving Letter of Credit” shall mean, at any time, any Letter of Credit that has been designated by a Revolving Loan Borrower (or deemed designated) as a Revolving Letter of Credit in accordance with the provisions of Section 2.23.

     “Revolving Loan Borrowers” means the Company and NRG Power Marketing.

     “Revolving Loans” shall mean the revolving loans made by the Lenders to the Revolving Loan Borrowers pursuant to clause (b) of Section 2.01.

     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor entity.

     “Sale of Collateral” shall mean any Asset Sale involving a sale or other disposition of Collateral.

     “Secured Debt” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Secured Leverage Ratio” shall mean, on any date, the ratio of (a) the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries outstanding on such date including Non-Recourse Indebtedness (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) to (b) the aggregate amount of the Company’s Consolidated EBITDA for the most recent four-quarter period for which financial information is available. In addition, for purposes of calculating the Secured Leverage Ratio (i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period; (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date, will be excluded; (iii) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; (iv) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and (v) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Leverage Calculation Date in excess of 12 months).

     “Secured Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

     “Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Lenders and, with respect to any Specified Hedging Agreement, any Qualified Counterparty that has agreed to be bound by the provisions of Article VIII hereof and Section 7.2 of the Guarantee and Collateral Agreement as if it were a party hereto or thereto; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement or the Collateral Trust Agreement.

     “Securities Account” shall have the meaning assigned to such term in the UCC.

     “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements, the Collateral Trust Agreement and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise), consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10.

     “Senior Note Documents” shall mean the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

     “Senior Notes” shall mean the Company’s 8% Second Priority Senior Secured Notes due 2013, in an aggregate principal amount of $1,725,000,000, including any notes issued by the Company in full exchange for, and as contemplated by, the Senior Notes with substantially identical terms as the Senior Notes.

     “Sharing Confirmation” shall have the meaning assigned to such term in the Collateral Trust Agreement.

     “Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Restatement Date.

     “SPC” shall have the meaning assigned to such term in Section 9.04(i).

     “Specified Assets Held for Sale” shall mean the assets set forth on Schedule 1.01(g) (which shall describe such assets and indicate their anticipated date of sale).

     “Specified Hedging Agreement” shall mean any interest rate or foreign exchange Hedging Agreement entered into by a Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

     “Specified Joint Venture Sale” shall mean the sale after the Closing Date by the Company or a Subsidiary of its Equity Interest in Enfield Energy Centre Limited or TermoRio S.A. to one or more holders of the remaining Equity Interests therein pursuant to the terms of the joint venture agreements relating thereto.

     “Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” shall mean any subsidiary of the Company.

     “Subsidiary Guarantor” shall mean, initially, each Subsidiary specified on Schedule 1.01(h) and, at any time thereafter, shall include each other Subsidiary that is not (a) an Excluded Foreign Subsidiary or (b) an Excluded Project Subsidiary at such time.

     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09 .

     “Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit

Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

     “Swingline Lender” shall mean Credit Suisse First Boston in its capacity as lender of Swingline Loans hereunder.

     “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

     “Syndication Agent” shall have the meaning assigned to such term in the preamble.

     “Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).

     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

     “Term Borrowing” shall mean a Borrowing comprised of Term Loans.

     “Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan (including any Term Loan extended pursuant to Section 2.02(f) or resulting from a conversion pursuant to Section 2.09(d)).

     “Term Loan Borrower” shall mean the Company.

     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of all Term Loan Commitments on the Restatement Date is $450,000,000.

     “Term Loan Maturity Date” shall mean December 24, 2011.

     “Term Loans” shall mean the term loans made by the Lenders to the Term Loan Borrower pursuant to Section 2.01(a), the term loans extended pursuant to Section 2.02(f) and the term loans resulting from a conversion pursuant to Section 2.09(d).

     “Total Credit-Linked Deposit” shall mean, at any time, the sum of all Credit-Linked Deposits at such time, as the same may be reduced from time to time pursuant to Section

2.02(f), 2.09(b) or 2.09(d). The initial amount of the Total Credit-Linked Deposit on the Restatement Date is $350,000,000.

     “Total Debt” shall mean, at any time, the aggregate amount of Indebtedness of the Company and the Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

     “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment on the Restatement Date is $150,000,000.

     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents and (d) any other transactions entered into in connection with any of the foregoing.

     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

     “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

     “Unrestricted Subsidiary” shall mean any Subsidiary (other than NRG Power Marketing) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) except as permitted by Section 6.06 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement. Notwithstanding anything else in this Agreement to the contrary, NRG Power Marketing shall not be an Unrestricted Subsidiary under this Agreement at any time. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions set forth in Section 6.09 and was permitted by Section 6.05. If, at any time, any

Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 6.01, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted by Section 6.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (B) no Default or Event of Default would be in existence following such designation.

     “U.S. Person” shall have the meaning assigned to such term in the definition of “Net Cash Proceeds.”

     “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

     “wholly owned subsidiary” of any specified Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares or securities held by foreign nationals as required by applicable law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person; a “wholly owned Subsidiary” shall mean any wholly owned subsidiary of the Company.

     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     “Xcel Cash” shall mean all amounts paid in cash by Xcel Energy Inc. to the Company or any of the Subsidiaries after the Closing Date in connection with the Xcel Settlement Agreement.

     “Xcel Note” shall mean the unsecured promissory note made by the Company in favor of Xcel Energy Inc. in a principal amount of $10,000,000 pursuant to the NRG Plan.

     “Xcel Settlement Agreement” shall mean the Settlement Agreement delivered as of the effective date of the NRG Plan by and among Xcel Energy Inc., the Company and each of the Subsidiaries party thereto, which was approved by the Bankruptcy Court on November 24, 2003.

     SECTION 1.02.   Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the Collateral Trustee’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Restatement Date on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

     SECTION 1.03.   Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

     SECTION 1.04.   Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Company or any Subsidiary pursuant to this Agreement shall (a) include only those adjustments that (i) would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, or (ii) were actually implemented by the Company or the business that was the subject of an Asset Acquisition or Asset Sale within six months of the date of the Asset Acquisition or Asset Sale and that are supportable and quantifiable by the underlying accounting records of such business and (b) be certified to by a Financial Officer of the Company as having been prepared in good faith based upon reasonable assumptions.

ARTICLE II.

The Credits

     SECTION 2.01.   Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, (a) each Term Lender agrees, severally and not jointly, to re-evidence and/or fund a Term Loan to the Term Loan Borrower on the Restatement Date in a principal amount not to exceed its Term Loan Commitment, and all Term Loans under the Original Credit Agreement and outstanding on the Restatement Date shall be re-evidenced as Term Loans hereunder, (b) each Revolving Credit Lender agrees, severally and not jointly, to re-evidence and/or fund Revolving Loans to the Revolving Loan Borrowers, at any time and from time to time after the Restatement Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment, and all Revolving Loans and Revolving Credit Commitments under the Original Credit Agreement outstanding on the Restatement Date shall be re-evidenced as Revolving Loans and Revolving Credit Commitments hereunder, and (c) each Funded L/C Lender agrees, severally and not jointly, to re-evidence and/or fund its Credit-Linked Deposit with the Administrative Agent on the Restatement Date in accordance with Section 2.24, and all Credit-Linked Deposits under the Original Credit Agreement and outstanding on the Restatement Date shall be re-evidenced as Credit-Linked Deposits hereunder. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Revolving Loan Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

     SECTION 2.02.   Loans . (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

     (b)   Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03; provided that no Borrowings may be converted into or continued as a Eurodollar Borrowing having an Interest Period in excess of one month prior to the date which is 30 days after the Restatement Date. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

     (c)   Except with respect to Loans made pursuant to Section 2.02(f) or Section 2.09(d) and subject to Section 2.22 relating to Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

     (d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing (in lieu of interest which would otherwise become due to such Lender pursuant to Section 2.06) or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

     (e)   Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Revolving Credit Borrowing which is a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

     (f)   If the Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 2.23(e) with respect to a Revolving Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the Revolving L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such Revolving L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York

City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such Revolving L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the Revolving L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such Revolving L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the applicable Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a) (in lieu of interest which would otherwise become due to such Lender pursuant to Section 2.06), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

     If the Issuing Bank shall not have received from the Term Loan Borrower the payment that it may make pursuant to Section 2.23(e) with respect to a Funded Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the Funded L/C Disbursement and the Administrative Agent will promptly notify each Funded L/C Lender of such Funded L/C Disbursement and its Pro Rata Percentage thereof, and the Administrative Agent shall promptly pay to the Issuing Bank each Funded L/C Lender’s Pro Rata Percentage of such Funded L/C Disbursement from such Funded L/C Lender’s Credit-Linked Deposit. Upon the payment made from the Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse the Issuing Bank for any Funded L/C Disbursement, the Term Loan Borrower shall be deemed to have reimbursed the Issuing Bank as of such date and the Funded L/C Lenders shall be deemed to have extended, and the Term Loan Borrower shall be deemed to have accepted, a Term Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total Credit-Linked Deposit shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Term Loans for all purposes hereunder.

     SECTION 2.03.   Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the applicable Borrower shall notify the Administrative Agent by telephone (promptly confirmed by fax) or shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business

Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

     SECTION 2.04.   Repayment of Loans; Evidence of Debt . (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Credit Maturity Date. Each Revolving Loan Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Revolving Loan Borrower on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th day or the last day of a calendar month and is at least three Business Days after such Swingline Loan is made.

     (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement, and shall provide copies of such accounts to the Company upon its reasonable request (at the Company’s sole cost and expense).

     (c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Subsidiary Guarantor and each Lender’s share thereof, and shall provide copies of such accounts to the Company upon its reasonable request (at the Company’s sole cost and expense).

     (d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

     (e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns (i) in the form of Exhibit L, if such promissory note relates to Revolving Credit Borrowings or (ii) in the form of Exhibit M, if such promissory note relates to Term Borrowings, or, in any such case, any other form reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05.   Fees . (a) The Company agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year (beginning with March 31, 2005) and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the applicable Commitment Fee Rate in effect from time to time on the average daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or shorter or longer period commencing with the Restatement Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Restatement Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees with respect to Revolving Credit Commitments only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.17 as a result of outstanding Swingline Loans.

     (b)   The Company agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Company and the Administrative Agent, including pursuant to the Engagement Letter (the “Administrative Agent Fees”).

     (c)   Each Revolving Loan Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year (beginning with March 31, 2005) and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein (each, a “Revolving L/C Fee Payment Date”) a fee (a “Revolving L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter or longer period commencing with the Restatement Date or ending with the Revolving Credit Maturity Date or the date on which all Revolving Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Revolving Credit

Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each outstanding Revolving Letter of Credit issued for the account of (or at the request of) such Borrower a fronting fee, which shall accrue at the rate of 1/4 of 1% per annum or such other lower rate as shall be separately agreed upon between such Borrower and the Issuing Bank, on the drawable amount of such Revolving Letter of Credit, payable quarterly in arrears on each Revolving L/C Fee Payment Date after the issuance date of such Revolving Letter of Credit, as well as the Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit issued for the account of (or at the request of) such Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Revolving Issuing Bank Fees”). All Revolving L/C Participation Fees and Revolving Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     (d)   Subject to the provisions of Section 2.07, the Term Loan Borrower agrees to pay (i) to each Funded L/C Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year (beginning with March 31, 2005) and on the date on which the Credit-Linked Deposits are returned to the Funded L/C Lenders (each, a “Funded L/C Fee Payment Date”) a fee (a “Funded L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily amount of the Total Credit-Linked Deposit (excluding the portion thereof attributable to unreimbursed Funded L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter or longer period commencing with the Restatement Date or ending with the Funded Letter of Credit Maturity Date or the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Term Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, (ii) to each Funded L/C Lender, through the Administrative Agent, the fees referred to in the last sentence of Section 2.24(b) and (iii) to the Issuing Bank with respect to each outstanding Funded Letter of Credit (including each Existing Letter of Credit) issued for the account of (or at the request of) such Borrower a fronting fee, which shall accrue at the rate of 1/4 of 1% per annum or such other lower rate as shall be separately agreed upon between such Borrower and the Issuing Bank, on the drawable amount of such Funded Letter of Credit, payable quarterly in arrears on each Funded L/C Fee Payment Date after the issuance date of such Funded Letter of Credit, as well as the Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Funded Letter of Credit issued for the account of (or at the request of) such Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Funded Issuing Bank Fees”). All Funded L/C Participation Fees and Funded Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     (e)   All optional prepayments of Term Loans and all optional reductions of the Total Credit-Linked Deposit shall be accompanied by the payment of a prepayment fee (each, a “Prepayment Fee”) equal to 1.0% of the aggregate amount of such prepayment or reduction, as the case be, if such prepayment or reduction, as the case may be, is made during the period beginning on the Restatement Date and ending on the date that is six months thereafter.

     (f)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the

Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.06.   Interest on Loans . (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

     (b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

     (c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Subject to Section 2.08, the applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.07.   Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00%.

     SECTION 2.08.   Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing or the determination of the Benchmark LIBO Rate on any day (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day or (b) the Administrative Agent is advised by the Majority Revolving Credit Lenders or the Majority Term Lenders in good faith that the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or such Credit-Linked Deposit, as applicable, for such Interest Period the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the applicable Borrower and the Lenders. In the event of any such notice, until the Administrative Agent shall have advised the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing, (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (iii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

     SECTION 2.09.   Termination and Reduction of Commitments; Return, Reduction and Conversion of Credit-Linked Deposits . (a) Unless previously terminated in accordance with the terms hereof, (i) the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Restatement Date and (ii) the Revolving Credit Commitments, the Swingline Commitment and the Revolving L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. If any Funded Letter of Credit remains outstanding on the Funded Letter of Credit Maturity Date, the Term Loan Borrower shall deposit with the Administrative Agent an amount in cash equal to 100% of the aggregate undrawn amount of such Letter of Credit to secure the full obligations with respect to any drawings that may occur thereunder. Subject only to the Borrowers’ compliance with their obligations under the immediately preceding sentence, any amount of the Credit-Linked Deposits held in the Credit-Linked Deposit Account will be returned to the Funded L/C Lenders on the Funded Letter of Credit Maturity Date pursuant to Section 2.11(b). Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on December 24, 2004, if the initial Credit Event shall not have occurred by such time.

     (b)   Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, in each case without premium or penalty, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments or the Swingline Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect. Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time permanently reduce, the Total Credit-Linked Deposit; provided, however, that (i) each partial reduction of the Total Credit-Linked Deposit shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Credit-Linked Deposit shall not be reduced to an amount that would result in the aggregate Funded L/C Exposure exceeding the Total Credit-Linked Deposit (as so reduced). In the event the Credit-Linked Deposits shall be reduced as provided in the immediately preceding sentence, the Administrative Agent shall return all amounts in the Credit-Linked Deposit Account in excess of the reduced Total Credit-Linked Deposit to the Funded L/C Lenders ratably in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit (as determined immediately prior to such reduction).

     (c)   Each reduction in the Revolving Credit Commitments or Swingline Commitment, or reduction of the Total Credit-Linked Deposit, hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Company shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     (d)   In addition to the foregoing and subject to the terms hereof, so long as no Default or Event of Default shall have occurred and be continuing, upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Term Loan Borrower may, at any time and from time to time, request that any unused portion of the Total Credit-Linked Deposit in an amount not greater than the excess of the Total Credit-Linked Deposit over the aggregate Funded L/C Exposure be permanently converted into Term Loans, in whole or in part, without premium or penalty; provided, however, that (i) each partial conversion shall be an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Credit-Linked Deposit shall not be reduced to an amount that would result in the aggregate Funded L/C Exposure exceeding the Total Credit-Linked Deposit (as so reduced). Any such notice of conversion shall include the date and amount of such conversion. If any such notice of conversion is properly given, the Administrative Agent shall irrevocably and permanently fund the requested amount in the Credit-Linked Deposit Account to the Term Loan Borrower as proceeds of Term Loans made on such date by the Funded L/C Lenders ratably in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit, and the amount so funded shall permanently reduce the Total Credit-Linked Deposit; any amount so funded pursuant to this paragraph shall, on and after the funding date thereof, be deemed to be Term Loans for all purposes hereunder.

     SECTION 2.10.   Conversion and Continuation of Borrowings. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of such Borrower into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of such Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of such Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of such Borrower to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued and unpaid interest on any

Eurodollar Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

          (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

          (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of the sum of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

          (viii) after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

     SECTION 2.11.   Repayment of Term Borrowings . (a) On the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), the Term Loan Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(e)) in an aggregate amount equal to the sum of the principal amount of Term Loans made on the Restatement Date, multiplied, in each case, by the percentage set forth below for such date, together in each case with accrued and unpaid interest and Fees on the amount to be paid to but excluding the date of such payment:

Repayment Date	Percentage
March 31, 2005	0.25%
June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
Term Loan Maturity Date	93.25% or Remainder

     (b)   In the event and on each occasion that any Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

     (c)   To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. To the extent not previously returned, all Credit-Linked Deposits shall be returned to the Funded L/C Lenders on the Funded Letter of Credit Maturity Date, together with accrued and unpaid fees and other amounts due hereunder.

     (d)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.12.   Prepayment . (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

     (b)   Optional prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans.

     (c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Sections 2.05(e) and 2.16. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

     SECTION 2.13.   Mandatory Prepayments . (a) In the event of any termination of all the Revolving Credit Commitments, each Revolving Loan Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all its outstanding Swingline Loans and replace all its outstanding Revolving Letters of Credit and/or deposit an amount equal to the Revolving L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Revolving Credit Lenders. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Revolving Loan Borrowers shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess.

     (b)   Not later than the tenth Business Day following receipt of Net Cash Proceeds from the completion of any Asset Sale (other than Excluded Proceeds) or the occurrence of any Recovery Event, the Term Loan Borrower shall apply the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans and, thereafter, to permanently reduce the Total Credit-Linked Deposit, such prepayment and reduction to be made in accordance with Section 2.13(d).

     (c)   No later than the earlier of (i) 90 days after the end of each fiscal year of the Term Loan Borrower, commencing with the fiscal year ending on December 31, 2005, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Term Loan Borrower shall prepay outstanding Term Loans and, thereafter, permanently reduce the Total Credit-Linked Deposit, such prepayment and reduction to be made in accordance with Section 2.13(d), in an aggregate principal amount equal to the Required Prepayment Percentage of Adjusted Excess Cash Flow for the fiscal year then ended.

     (d)   Notwithstanding any provision in this Agreement to the contrary, but subject to the right of each Term Lender and each Funded L/C Lender to elect to decline all or any portion of any prepayment or return pursuant to this Section 2.13 as described below, the amount to be prepaid or returned on any date pursuant to this Section 2.13 shall be applied first to the prepayment (to the extent required to be so applied) of all Term Loans outstanding on such date and thereafter (to the extent of any residual) to the permanent return of Credit-Linked Deposits outstanding on such date (or to be deposited in an account with the Administrative Agent if required under the circumstances described in paragraph (e) below). No later than 5:00 p.m., New York City time, one Business Day prior to the applicable prepayment or return date, each Term Lender and each Funded L/C Lender may provide written notice to the Administrative Agent either (i) setting forth the maximum amount of the aggregate amount of its Term Loans and/or Credit-Linked Deposits that it wishes to have prepaid or returned on such date pursuant to this Section (the “Requested Prepayment Amount”) or (ii) declining in its entirety any prepayment or return on such date pursuant to this Section. In the event that any Term Lender or any Funded L/C Lender shall fail to provide such written notice to the Administrative Agent within the time period specified above, (i) such Term Lender shall be deemed to have elected a Requested Prepayment Amount equal to its ratable share of such mandatory prepayment (determined based on the percentage of the aggregate amount of all Term Loans represented by such Term Lender’s Term Loans as determined immediately prior to such prepayment and without taking into account any Requested Prepayment Amount of any other Lender) and (ii) such Funded L/C Lender shall be deemed to have elected a Requested Prepayment Amount equal to its ratable share of such mandatory return (determined based on the percentage of the aggregate amount of the Total Credit-Linked Deposit represented by such Funded L/C Lender’s Credit-Linked Deposits as determined immediately prior to such return and without taking into account any Requested Prepayment Amount of any other Lender). In the event that the amount of any mandatory prepayment or return to be made pursuant to this Section shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have an amount of its Term Loans prepaid that is equal to such Term Lender’s Requested Prepayment Amount, and any residual amount of any mandatory prepayment or return remaining after such application shall be applied to the return of the Credit-Linked Deposits of the Funded L/C Lenders as follows: (i) in the event that any such residual amount shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return, each Funded L/C Lender electing (or deemed to be electing) such a return shall have an amount of its Credit-Linked Deposits returned that is equal to such Funded L/C Lender’s Requested Prepayment Amount or (ii) in the event that any such residual amount shall be less than the aggregate amount of all Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return, each Funded L/C Lender electing (or deemed to be electing) such a return shall have its Credit-Linked Deposits returned in an amount equal to the product of (A) the amount of such residual and (B) the percentage of the aggregate Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return represented by such Funded L/C Lender’s Requested Prepayment Amount. In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be less than the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, (i) each Term Lender electing (or deemed to be electing) such a prepayment shall have its Term Loans prepaid in an amount equal to the product of (A) the amount of such mandatory prepayment and (B) the percentage of the aggregate Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment represented by such Term Lender’s Requested Prepayment Amount and (ii) no amount shall be returned in respect of the Credit-Linked Deposits. Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments due in respect of the Term Loans under Section 2.11.

     (e)   Notwithstanding any provision in this Agreement to the contrary, in the event that any permanent reduction of the Total Credit-Linked Deposit pursuant to this Section would result in the Funded L/C Exposure exceeding the Total Credit-Linked Deposit, the Term Loan Borrower shall deposit cash in a cash collateral account established with the Administrative Agent pursuant to Section 2.23(j) in the amount of such excess.

     (f)   The Term Loan Borrower shall deliver to the Administrative Agent, at the time of each prepayment or reduction required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Term Loan Borrower setting forth in reasonable detail the calculation of the amount of such prepayment or reduction and (ii) to the extent practicable, at least ten days prior written notice of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Term Lender and Funded L/C Lender). Each notice of prepayment or reduction shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid and the amount of any reduction of the Total Credit-Linked Deposit. All prepayments of Borrowings or reductions of the Total Credit-Linked Deposit pursuant to this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.14.   Reserve Requirements; Change in Circumstances . (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Administrative Agent or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or

          (ii) impose on any Lender, the Administrative Agent or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or any Credit-Linked Deposit, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender, the Administrative Agent or the Issuing Bank of issuing or maintaining any Letter of Credit or any Credit-Linked Deposit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then the Borrowers will pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b)   If any Lender, the Administrative Agent or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s, the Administrative Agent’s or the Issuing Bank’s capital or on the capital of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Administrative Agent’s or the Issuing Bank’s policies and the policies of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c)   A certificate of a Lender, the Administrative Agent or the Issuing Bank setting forth the amount or amounts reasonably determined by such Person to be necessary to compensate such Lender, the Administrative Agent or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, the Administrative Agent or the Issuing Bank, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d)   Failure or delay on the part of any Lender, the Administrative Agent or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender, the Administrative Agent or the Issuing Bank under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender, the Administrative Agent or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to each Lender, the Administrative Agent and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

     SECTION 2.15.   Change in Legality . (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

          (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

          (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.

     (b)   For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

     SECTION 2.16.   Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the applicable Borrower hereunder, (iv) the default by the Term Loan Borrower in making any reduction or conversion of any Credit-Linked Deposits after notice thereof shall have been given by the Term Loan Borrower hereunder or (v) the reduction or conversion of any Credit-Linked Deposits on a day which is not the last day of the Interest Period with respect thereto (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan or Credit-Linked Deposit that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan or Credit-Linked Deposit, as the case may be, over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

     SECTION 2.17.   Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13, 2.14, 2.15 or 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.18.   Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

     SECTION 2.19.   Payments . (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010 by wire transfer of immediately available funds (or as otherwise agreed by the Company and the Administrative Agent). All payments hereunder and under each other Loan Document shall be made in dollars.

     (b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.20.   Taxes . (a) Except as otherwise provided herein, any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) such Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, any Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with applicable law.

     (b)   Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.24(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Company and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section

2.24(b) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Funded L/C Lenders is an amount from the Administrative Agent equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrowers shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrowers shall jointly and severally indemnify, within 10 days after written demand therefor, the Administrative Agent with respect to any payments made on account of any obligation of the Administrative Agent pursuant to Section 2.24(b).

     (c)   Each Borrower shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of any Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability shall be delivered to any Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, promptly upon such party’s determination of an indemnifiable event and such certificate shall be conclusive absent clearly demonstrable error; provided that the failure to deliver such certificate shall not affect the obligations of the Borrowers under this Section 2.20(c) except to the extent the Borrower is actually prejudiced thereby. Payment under this Section 2.20(c) shall be made within 15 days from the date of delivery of such certificate; provided that no Borrower shall be obligated to make any such payment to the Administrative Agent or the Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender or to the failure of the Administrative Agent or a Lender to deliver a certificate as to the amount of an indemnifiable liability within 180 days of such party’s determination of an indemnifiable event.

     (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the reasonable written request of such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.

     SECTION 2.21.   Assignment of Commitments Under Certain Circumstances; Duty to Mitigate . (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

     (b)   If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

     SECTION 2.22.   Swingline Loans . (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender agrees to make loans to the Revolving Loan Borrowers, at any time and from time to time after the Restatement Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $30,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Revolving Loan Borrowers may borrow, pay or prepay, without premium or penalty, and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

     (b)   Swingline Loans. Each Revolving Loan Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan to be made to it. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from a Revolving Loan Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the applicable Revolving Loan Borrower by means of a credit to the general deposit account of such Revolving Loan Borrower with the Swingline Lender by 3:00 p.m. on the date such Swingline Loan is so requested.

     (c)   Prepayment. The Revolving Loan Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in the Lender Addendum delivered by the Swingline Lender. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

     (d)   Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

     (e)   Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.

In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Revolving Loan Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Revolving Loan Borrowers (or other party on behalf of the Revolving Loan Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Revolving Loan Borrower (or other party liable for obligations of any Revolving Loan Borrower) of any default in the payment thereof.

     SECTION 2.23.   Letters of Credit. (a) General. On the Restatement Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Funded Letters of Credit issued hereunder for the account of the Term Loan Borrower for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, (i) each Revolving Loan Borrower may request the issuance of a Revolving Letter of Credit at any time and from time to time while the Revolving Credit Commitments remain in effect, and (ii) the Term Loan Borrower may request the issuance of a Funded Letter of Credit at any time and from time to time during the Funded Letter of Credit Availability Period, in the case of each of clauses (i) and (ii), for its own account or for the account of any of the Subsidiary Guarantors or for the account of any other Subsidiary provided that the L/C Exposure with respect to all such Letters of Credit for the account of Subsidiaries that are not Subsidiary Guarantors shall not exceed the L/C Exposure Cap (and, if for the account of a Subsidiary Guarantor or other Subsidiary, such Borrower and such Subsidiary Guarantor or such other Subsidiary, as the case may be, shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

     (b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the Issuing Bank and the

Administrative Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, whether such Letter of Credit shall be a Funded Letter of Credit or a Revolving Letter of Credit, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of such Letter of Credit (and any amendments, renewals or extensions thereof) to the Administrative Agent. A Funded Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Funded Letter of Credit the Term Loan Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension the Funded L/C Exposure shall not exceed the Total Credit-Linked Deposit at such time. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Revolving Letter of Credit the applicable Revolving Loan Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. If the applicable Borrower shall fail to specify whether any requested Letter of Credit is to be a Funded Letter of Credit or a Revolving Letter of Credit, then the requested Letter of Credit shall be deemed to be a Funded Letter of Credit unless the issuance thereof would result in the Funded L/C Exposure exceeding the Total Credit-Linked Deposit at such time, in which case it shall be deemed to be a Revolving Letter of Credit, but only if the issuance of a Revolving Letter of Credit is permissible at such time as described above. Notwithstanding the foregoing, the issuance of Funded Letters of Credit shall also be subject to the limitations set forth in Section 2.23(e) below.

     (c)   Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii)(A) in the case of any Revolving Letter of Credit, the date that is five Business Days prior to the Revolving Credit Maturity Date and (B) in the case of any Funded Letter of Credit, the date that is five Business Days prior to the Funded Letter of Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to, in the case of any Revolving Letter of Credit, the Revolving Credit Maturity Date or, in the case of any Funded Letter of Credit, the Funded Letter of Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

     (d)   Participations. By the issuance of a Revolving Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each Revolving L/C Disbursement made by the Issuing Bank and not reimbursed by any Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     On the Restatement Date, without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Funded L/C Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in each Funded Letter of Credit (including each Existing Letter of Credit) equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. The aggregate purchase price for the participations of each Funded L/C Lender in Funded Letters of Credit shall equal the amount of the Credit-Linked Deposit of such Lender. Each Funded L/C Lender shall pay to the Administrative Agent its Credit-Linked Deposit in full on the Restatement Date. Each Funded L/C Lender hereby absolutely and unconditionally agrees that if the Issuing Bank makes a Funded L/C Disbursement which is not reimbursed by the Term Loan Borrower pursuant to Section 2.23(e), the Administrative Agent shall reimburse the Issuing Bank for the amount of such Funded L/C Disbursement, ratably as among the Funded L/C Lenders in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit, from such Funded L/C Lender’s Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account. Each Funded L/C Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Funded Letters of Credit pursuant to this paragraph is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the return of the Credit-Linked Deposits, and that such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Funded L/C Lender irrevocably authorizes the Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this paragraph.

     (e)   Reimbursement. If the Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the applicable Revolving Loan Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to such Revolving L/C Disbursement not later than two hours after such Revolving Loan Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if such Revolving Loan Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day.

     If the Issuing Bank shall make any Funded L/C Disbursement in respect of a Funded Letter of Credit, the Term Loan Borrower shall have the right (but not the obligation) to pay or cause to be paid to the Administrative Agent an amount equal to the entire amount of such Funded L/C Disbursement not later than two hours after the Term Loan Borrower shall have received notice from the Issuing Bank that payment of such draft will be made or, if the Term Loan Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day. If the Term Loan Borrower does not so elect to reimburse the Issuing Bank for such Funded L/C Disbursement, reimbursement of the Issuing Bank shall be made in accordance with the provisions of Section 2.02(f). In the event that the Term Loan Borrower elects to reimburse the Issuing Bank for any Funded L/C Disbursement, for a period of 91 days following such reimbursement payment by the Term Loan Borrower, the Funded L/C Exposure shall be deemed to include for all purposes hereunder (including for purposes of the issuance of any new Funded Letter of Credit during such period) the amount of such reimbursement payment until the end of such 91-day period.

     (f)   Obligations Absolute. Each Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

          (ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;

          (iii) the existence of any claim, setoff, defense or other right that the applicable Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

          (vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the applicable Borrower’s obligations hereunder.

     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse L/C

Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

     (g)   Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender or each Funded L/C Lender, as the case may be, notice thereof.

     (h)   Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, (i) in the case of any Revolving L/C Disbursement, unless the applicable Borrower shall reimburse such Revolving L/C Disbursement in full on such date or (ii) in the case of any Funded L/C Disbursement, unless either the Term Loan Borrower shall reimburse such Funded L/C Disbursement in full within the time period specified in Section 2.23(e) or the Administrative Agent shall reimburse such Funded L/C Disbursement with funds held in the Credit-Linked Deposit Account in full on such date, in each case the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the applicable Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at (A) in the case of a Revolving L/C Disbursement, the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan and (B) in the case of a Funded L/C Disbursement, the rate per annum that would apply to such amount if such amount were an ABR Term Loan.

     (i)   Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by the Company by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

     (j)   Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day they receive notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders and Funded L/C Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Lenders with L/C Exposure, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders and Funded L/C Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy the Secured Obligations hereunder. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

     (k)   Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

     SECTION 2.24.   Credit-Linked Deposit Account . (a) The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 2.02(f), 2.09(b) or 2.09(d). Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Funded L/C Lender in respect of its participation in Funded Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Restatement Date.

     (b)   Each of the Borrowers, the Administrative Agent, the Issuing Bank and each Funded L/C Lender hereby acknowledges and agrees that each Funded L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.02(f) and that the Administrative Agent has agreed to invest the Credit-Linked Deposits so as to earn a return (subject to Section 2.08) for the Funded L/C Lenders equal to (i) the LIBO Rate (without giving effect to the last proviso in the definition thereof) for the Interest Period in effect for the Credit-Linked Deposits at such time (the “Benchmark LIBO Rate”) minus (ii) 0.10%. Such interest will be paid to the Funded L/C Lenders by the Administrative Agent quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.05(d). In addition to the foregoing payments by the Administrative Agent, the Borrowers agree to make payments to the Funded L/C Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.05(d) (and together with the payment of such fees) in an amount equal to 0.10% on the average daily amount of the Credit-Linked Deposit during the applicable Interest Period.

     (c)   Subject to Section 2.09(d), the Borrowers shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Funded L/C Lenders, the provisions of this Section 2.24 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.02(f) constitute agreements among the Administrative Agent, the Issuing Bank and each Funded L/C Lender with respect to the funding obligations of each Funded L/C Lender in respect of its participation in Funded Letters of Credit and do not constitute any loan or extension of credit to the Borrowers, subject to the provisions of Section 2.02(f).

     (d)   Subject to the Borrowers’ compliance with the cash-collateralization requirements set forth in Section 2.09, the Administrative Agent shall return any remaining Credit-Linked Deposits to the Funded L/C Lenders following the occurrence of the Funded Letter of Credit Maturity Date.

ARTICLE III.

Representations and Warranties

     Each Borrower jointly and severally represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

     SECTION 3.01.   Organization; Powers. The Company and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrowers, to borrow hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, to Guarantee the Secured Obligations hereunder as contemplated by the Guarantee and Collateral Agreement.

     SECTION 3.02.   Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Company or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any other Loan Party (other than Liens created under the Security Documents).

     SECTION 3.03.   Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.04.   Governmental Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

     SECTION 3.05.   Financial Statements . (a) The Company has, on or prior to the Restatement Date, furnished to the Lenders its consolidated balance sheets and statements of income and stockholder’s equity (i) as of and for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, certified by a Financial Officer of the Company and reviewed by KPMG LLP, independent public accountants, as provided in Statement on Auditing Standards No. 100. Such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries as of such dates and for such periods, subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) above. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except, with respect to such financial statements referred to in clause (ii) above, for the absence of footnotes and normal year-end adjustments).

     (b)   The Company has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income, stockholder’s equity and cash flows as of September 30, 2004, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of each of the 9-month period and 12-month period ending on such date. Such pro forma financial statements (i) have been prepared in good faith by the Company, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Company on the Restatement Date to be reasonable) and (ii) present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Company and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be (it being understood that estimates, by their nature, are inherently uncertain and that no assurances are being made that such results will be achieved).

     SECTION 3.06.   No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2003.

     SECTION 3.07.   Title to Properties; Possession Under Leases . (a) Each of the Company and the other Loan Parties has good and marketable title to, or valid leasehold interests in, all its material properties and material assets that are included in the Collateral (including all Mortgaged Property) and including valid rights, title and interests in or rights to control or occupy easements or rights of way used in connection with such properties and assets (“Easements”), free and clear of all Liens or other exceptions to title other than Permitted Liens.

     (b)   Each of the Company and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such material leases are in full force and effect. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

     (c)   None of the Company or any of the other Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation (i) as of the Restatement Date or (ii) at any time thereafter, which in the case of clause (ii) has had, or could reasonably be expected to have, a Material Adverse Effect.

     (d)   Except as set forth on Schedule 3.07, none of the Company or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

     SECTION 3.08.   Subsidiaries. Schedule 3.08 sets forth as of the Restatement Date a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Company (direct or indirect) therein, and identifies each Subsidiary that is a Loan Party. The shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are owned by the Company, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, in the case of Equity Interests (other than Pledged Securities), Liens expressly permitted hereunder) and all such shares of capital stock are fully paid and non-assessable.

     SECTION 3.09.   Litigation; Compliance with Laws . (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of any Borrower, threatened against the Company or any Subsidiary or any business, property or rights of the Company or any Subsidiary (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b)   Except as set forth on Schedule 3.09, none of the Company or any of the Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits, but not including any Environmental Law which is the subject of Section 3.17) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     (c)   Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed.

     SECTION 3.10.   Agreements . (a) None of the Company or any of the Subsidiaries is a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (b)   None of the Company or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11.   Federal Reserve Regulations . (a) None of the Company or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b)   No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans and the Letters of Credit, Margin Stock will not constitute more than 25% of the value of the assets of the Company and the Subsidiaries. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

     SECTION 3.12.   Investment Company Act. None of the Company or any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

     SECTION 3.13.   Use of Proceeds. The Borrowers will use the proceeds of the Term Loans and Revolving Loans made on the Restatement Date solely in connection with the assignment of the Term Loans, Credit-Linked Deposits, Revolving Loans and Revolving Credit Commitments existing on the Restatement Date, and to re-evidence and/or to pay amounts outstanding under the Original Credit Agreement and fees and expenses incurred in connection therewith. The Revolving Loan Borrowers will use the proceeds of the Revolving Loans and the Swingline Loans made after the Restatement Date solely for the working capital requirements and general corporate purposes of the Company and the Subsidiary Guarantors. The Revolving Loan Borrowers and the Term Loan Borrower, as the case may be, will request the issuance of Letters of Credit solely for the working capital requirements and general corporate purposes of (i) the Company and the Subsidiary Guarantors or (ii) any other Subsidiary, provided that the L/C Exposure with respect thereto shall not exceed the L/C Exposure Cap. The Term Loan Borrower will use the proceeds of the Term Loans that may be made, or deemed to be made, from the requested conversion of Credit-Linked Deposits into Term Loans solely for the working capital requirements and general corporate purposes of the Company and the Subsidiary Guarantors.

     SECTION 3.14.   Tax Returns. Each of the Company and each of the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. Each of the Company and each of the Subsidiaries has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, shall have set aside on its books adequate reserves. No Lien for Taxes has been filed (except for Taxes not yet delinquent that are being contested in good faith by appropriate proceedings), and to the knowledge of the Company and each of the Subsidiaries, no claim is being asserted, with respect to any Tax. Neither the Company nor any of the Subsidiaries (a) intends to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

     SECTION 3.15.   No Material Misstatements. The Borrowers have disclosed to the Arrangers, the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of (i) the Confidential Information Memorandum or (ii) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company or any Subsidiary to the Arrangers, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (as of the date of its delivery to the Arrangers, the Administrative Agent or any Lender or, as modified or supplemented, as of the Restatement Date) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.16.   Employee Benefit Plans. Each of the Company and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and, in respect of the Benefit Plans and Multiemployer Plans, the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Company or any of its ERISA Affiliates.

     SECTION 3.17.   Environmental Matters . (a) Except as set forth in Schedule 3.17 or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any of the Subsidiaries:

          (i) has failed to comply with any Environmental Law or to take all actions necessary to obtain, maintain, renew and comply with any permit, license or other approval required under Environmental Law;

          (ii) has become a party to any administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened that may result in the termination, revocation or modification of any permit, license or other approval required under Environmental Law;

          (iii) has become subject to any Environmental Liability or possesses knowledge that any Mortgaged Property (A) is subject to any Lien imposed pursuant to Environmental Law or (B) contains Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;

          (iv) has received written notice of any claim or threatened claim with respect to any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding; or

          (v) possesses knowledge of any facts or circumstances that are reasonably likely to result in any Environmental Liability or could materially interfere with or prevent continued material compliance with Environmental Laws in effect as of the Restatement Date and the date of each Credit Event by the Company or the Subsidiaries.

     (b)   Since the Restatement Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     The representations and warranties in this Section 3.17 are the sole representations and warranties herein with respect to Environmental Law.

     SECTION 3.18.   Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Restatement Date. As of the Restatement Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid. The Company and the Subsidiaries are insured by financially sound and responsible insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are maintained by companies of a similar size operating in the same or similar businesses. None of the Company or any of the Subsidiaries (a) has received notice from any insurer under any such insurance (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance (i) as of the Restatement Date or (ii) at any time thereafter, which in the case of clause (ii) has had, or could reasonably be expected to have, a Material Adverse Effect or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost as available to companies of a similar size operating in the same or similar businesses.

     SECTION 3.19.   Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and (i) in the case of the Pledged Securities, upon the earlier of (A) when such Pledged Securities are delivered to the Collateral Trustee and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein (other than Intellectual Property Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Secured Obligations hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral other than Pledged Securities, with respect to Liens expressly permitted by Section 6.02).

     (b)   Each Intellectual Property Security Agreement is effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral and proceeds thereof, as security for the Secured Obligations hereunder, in each case prior and superior in right to any other Person (except with respect to Liens expressly permitted by Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Restatement Date).

     (c)   Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding, subsisting and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Secured Obligations hereunder, in each case prior and superior in right to any other Person (except Liens expressly permitted by clauses (f), (h), (i) (j), (k) (solely to the extent that such Lien relating to such Permitted Refinancing Indebtedness was permitted prior to such refinancing by clause (f), (h), (i), (j), (n), (p) or (q)), (n), (p) or (q) of the definition of “Permitted Liens”).

     SECTION 3.20.   Location of Real Property. Schedule 3.20 lists completely and correctly as of the Restatement Date all real property owned or leased by the Company and the other Loan Parties and all real property to which the Company and the other Loan Parties have an interest via easement, license or permit and, in each case, the addresses thereof, indicating for each parcel whether it is owned or leased. As of the Restatement Date, the Company and the other

Loan Parties own in fee or have valid leasehold or easement interests in, as the case may be, all the real property set forth on Schedule 3.20.

     SECTION 3.21.   Labor Matters. As of the Restatement Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of any Borrower, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

     SECTION 3.22.   Intellectual Property. Each of the Company and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.23.   Energy Regulation. (a) Neither the Company nor any “subsidiary company” of the Company is, or by virtue of the Transactions, will become, subject to regulation as (i) a “holding company” or a “public utility company” or, to the best of the knowledge of the Company after due inquiry, (ii) a “subsidiary company” of a “holding company,” in each case as such terms are defined in PUHCA. To the best of the knowledge of the Company after due inquiry, as of the Restatement Date, none of the Company or any “subsidiary company” of the Company shall be a “subsidiary company” of a “holding company,” in each case as such terms are defined in PUHCA.

     (b) None of the Company or any of the Subsidiaries is subject to regulation as a “public utility” as such term is defined in the FPA, other than entities that have market-based rate authority under Section 205 of the FPA. Each Subsidiary that is subject to regulation as a “public utility” as such term is defined in the FPA has validly issued orders from the FERC that, to the best of the knowledge of the Company after due inquiry, are not subject to any pending challenge, investigation or proceeding (other than the FERC’s generic proceeding initiated in Docket No. EL01-118-000) (x) authorizing such Subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (y) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and assume liabilities pursuant to Section 204 of the FPA. Devon Power LLC, Middleton Power LLC and Montville Power LLC also have “reliability must run” agreements with ISO New England, which impose certain limitations on these companies in exchange for a guarantee of fixed cost recovery. The FERC has issued an order stating that it grants to the Company authority to issue certain securities under Section 204 of the FPA, but it has not issued an order stating that it grants to the Company blanket authorizations to issue securities and assume liabilities pursuant to Section 204 of the FPA. With respect to each Person described in the preceding sentence, FERC has not imposed any rate caps or mitigation measures other than rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale at market-based rates in the geographic market where such Person conducts its business.

     (c) None of the Company or any of the Subsidiaries is subject to any state laws or regulations respecting rates or the financial or organizational regulation of utilities, other than, with respect to those Subsidiaries that are QF’s, such state regulations contemplated by 18 C.F.R. Section 292.602(c), “lightened regulation” by the New York State Public Service Commission (the “NYPSC”) of the type described in the NYPSC’s order issued on September 23, 2004 in Case 04-E-0884 and the assertion of jurisdiction by the State of California over maintenance and operating standards of all generating facilities pursuant to SB 39XX.

     SECTION 3.24.   Solvency. Immediately after the consummation of the Transactions to occur on the Restatement Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Date.

ARTICLE IV.

Conditions of Lending

     Without affecting the rights of any Loan Party hereunder at all times prior to the Restatement Date, the amendment and restatement of the Original Credit Agreement in the form hereof and the obligations of the Lenders to make Loans, the obligations of the Issuing Bank to issue Letters of Credit and the obligations of the Funded L/C Lenders to fund their Credit-Linked Deposits hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

     SECTION 4.01.   All Credit Events. On the date of each Borrowing on or after the Restatement Date, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit on or after the Restatement Date (each such event being called a “Credit Event”):

     (a)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a

Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

     (b)   The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

     (c)   Each Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

     (d)   After giving effect to such Credit Event, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

     Each Credit Event shall be deemed to constitute a joint and several representation and warranty by the Borrowers on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

     SECTION 4.02.   Conditions Precedent to Restatement Date. On the Restatement Date:

     (a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrowers and the Subsidiaries, substantially to the effect set forth in Exhibit N, and (ii) each special and local counsel to the Borrowers and the Subsidiaries (including special regulatory counsel) as the Arrangers may reasonably request, in each case (A) dated the Restatement Date, (B) addressed to the Administrative Agent, the Issuing Bank and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated herein, and the Borrowers and the Subsidiaries hereby request such counsel to deliver such opinions.

     (b)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Restatement Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Arrangers, the Issuing Bank or the Lenders may reasonably request (including, if requested, documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including the Patriot Act).

     (c)   The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.

     (d)   The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor, (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each Loan Party thereto, (iv) the Control Agreements, executed and delivered by a duly authorized officer of each Loan Party thereto, (v) the Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of each Loan Party thereto, (vi) the Collateral Trust Agreement, executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor, (vii) the Omnibus Assignment, executed and delivered by a duly authorized officer of each party thereto, (viii) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of each Borrower and (ix) a Lender Addendum executed and delivered by each Lender and accepted by the Borrowers.

     (e)   There shall not exist (on a pro forma basis after giving effect to the Transactions) any Default or Event of Default hereunder or any default or event of default under the Senior Note Documents or related documents or under any other material indebtedness or agreement of the Company or any Significant Subsidiary, or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (excluding in each case the Peakers Entities).

     (f)   The capital structure (including outstanding Indebtedness) of the Company and the Subsidiaries after the Transactions and the sources and uses of funds in connection with the Transactions shall be reasonably satisfactory to the Arrangers.

     (g)   The Company shall have complied with all of its obligations under and agreements in the Engagement Letter relating to the payment in full of all fees and reimbursable expenses payable thereunder on or prior to the Restatement Date pursuant to the terms and conditions of the Engagement Letter, and complied with all other obligations in the Engagement Letter in all material respects.

     (h)   The Collateral Trustee, for the ratable benefit of the Secured Parties, shall have been granted on each of the Closing Date and the Restatement Date first priority perfected Liens on the Collateral (other than any Excluded Perfection Assets) (subject, in the case of all Collateral other than Pledged Securities, only to Liens expressly permitted by Section 6.02) and customary Guarantees from the Subsidiary Guarantors and shall have received such other reports, documents and agreements as the Collateral Trustee or the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets, including title insurance that is consistent with the title insurance that was obtained on the Closing Date. The Pledged Securities shall have been duly and validly pledged under the Guarantee and Collateral Agreement to the Collateral Trustee, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Trustee.

     (i)   Each of the facilities contemplated by this Agreement shall have received a rating by S&P and by Moody’s.

     (j)   All material governmental and third party approvals (including landlords’ and other consents) and consents, including approvals of FERC under the FPA and consents and approvals of the Securities and Exchange Commission under PUHCA, and other regulatory approvals necessary in connection with the Transactions and the continuing operations of the Company and the Subsidiaries, taken as a whole, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the Transactions.

     (k)   The Arrangers shall have received the financial statements and other information required on or prior to the Restatement Date pursuant to Section 3.05 all in form and substance satisfactory to the Arrangers.

     (l)   The Collateral Trustee and the Collateral Agent shall have received a duly executed Perfection Certificate dated on or prior to the Restatement Date. The Arrangers shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Company and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, and such search shall reveal no Liens on any of the assets of the Company or any of such Subsidiaries except, in the case of Collateral other than Pledged Securities, for Liens expressly permitted by Section 6.02 and except for Liens to be discharged on or prior to the Restatement Date pursuant to documentation reasonably satisfactory to the Arrangers.

     (m)   The Arrangers shall have received and be reasonably satisfied with (i) an updated appraisal from BearingPoint, Inc. of certain material assets to be specified by the Arrangers in consultation with the Company and that are to be included in the Collateral, (ii) an updated report from Black & Veatch Corporation on certain environmental, engineering and related matters with respect to material real property owned or leased by, or principal facilities owned by, the Company and the Subsidiaries, as the case may be, in each case to be specified by the Arrangers in consultation with the Company and (iii) an updated insurance report from Marsh USA Inc. with respect to material assets to be included in the Collateral.

     (n)   The Arrangers shall have received a solvency certificate from either the chief financial officer or both the chief accountant and treasurer of the Company, which certificate shall confirm the solvency of the Company and each of the Subsidiary Guarantors after giving effect to the Transactions, all in form and substance reasonably satisfactory to the Arrangers.

     (o)   The Arrangers shall have received evidence reasonably satisfactory to them that the Lenders shall have assigned (or be simultaneously assigning) all loans and the Borrower shall have repaid (or be simultaneously repaying) all other amounts outstanding under the Original Credit Agreement on the Restatement Date (other than Existing Letters of Credit), and that any breakage or indemnity payments in connection with such assignment or repayment, to the extent invoiced pursuant to the terms of the Original Credit Agreement, shall have been (or are simultaneously being) paid.

     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.08). It is understood and agreed that no term of the amendment and restatement contemplated hereby shall be effective until the Restatement Date occurs, and that this Agreement and the Predecessor Security Documents shall continue in full force and effect in the form applicable prior to the amendment and restatement contemplated hereby until the Restatement Date.

ARTICLE V.

Affirmative Covenants

     Each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full and all Credit-Linked Deposits have been returned to the Funded L/C Lenders (or used to reimburse Funded L/C Disbursements or converted to Term Loans), each Borrower will, and will cause each of the Subsidiaries to:

     SECTION 5.01.   Corporate Existence. Subject to Section 6.04 hereof, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Borrower or any such subsidiary; and (b) the rights (charter and statutory), licenses and franchises of such Borrower and its subsidiaries; provided, however, that the Borrowers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

     SECTION 5.02.   Insurance. Keep its properties that are of an insurable character adequately insured at all times by financially sound and responsible insurers, which, in the case of any insurance on any Mortgaged Property, are licensed to do business in the States where the applicable Mortgaged Property is located; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, in each case as is customary with companies of a similar size operating in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents (and comply with all covenants in the Security Documents with respect thereto).

     SECTION 5.03.   Taxes. Pay, and cause each of its subsidiaries to pay, prior to delinquency, all material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

     SECTION 5.04.   Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent for distribution to each Lender:

     (a)   within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2005, the comparable period of more than twelve months ending December 31, 2004), all audited by PricewaterhouseCoopers LLP or KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants reasonably satisfactory to the Administrative Agent (which shall not be qualified in any material respect, except for qualifications relating to accounting changes (with which such independent public accountants shall concur) in response to FASB releases or other authoritative pronouncements) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers to the effect that such financial statements, while not examined by independent public accountants, reflect in the opinion of the Company all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c)   (i) concurrently with any delivery of financial statements under paragraph (a) above, a letter from the accounting firm rendering the opinion on such statements (which letter may be limited to accounting matters and disclaim responsibility for legal interpretations) stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default existed on the date of such financial statements and if such a condition or event has come to their attention and (ii) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Company (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Company’s calculation of Excess Cash Flow, Adjusted Excess Cash Flow and Consolidated EBITDA;

     (d)   at least 30 days following the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

     (e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any domestic national securities exchange, or distributed to its shareholders generally, as the case may be;

     (f)   promptly after the receipt thereof by the Company or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and

     (g)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

     SECTION 5.05.   Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after the Company obtains knowledge thereof:

     (a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

     (b)   the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

     (c)   the occurrence of any ERISA Event; and

     (d)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     SECTION 5.06.   Information Regarding Collateral. (a) Furnish, and will cause each Loan Party to furnish, to each of the Administrative Agent, the Collateral Agent and the Collateral Trustee prompt written notice of (i) any change (A) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (B) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Loan Party’s identity or corporate structure or (D) in any Loan Party’s Federal Taxpayer Identification Number; (ii) any formation or acquisition after the Restatement Date of any Subsidiary; (iii) any sale, transfer, lease, issuance or other disposition (by way of merger, consolidation, operation of law or otherwise) after the Restatement Date of any Equity Interests of any Subsidiary to any Person other than the Company or another Subsidiary; (iv) any liquidation or dissolution after the Restatement Date of any Subsidiary; and (v) any Subsidiary that is an Excluded Subsidiary as of the Restatement Date or at any time thereafter ceasing to be an Excluded Subsidiary. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless a reasonable period has been provided (such period to be at least 10 days) for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (other than any Excluded Perfection Assets). Each Borrower also agrees promptly to notify each of the Administrative Agent, the Collateral Agent and the Collateral Trustee if any material portion of the Collateral is damaged or destroyed.

     (b)   In the case of the Company, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Restatement Date or the date of the most recent certificate delivered pursuant to this Section.

     SECTION 5.07.   Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all financial operations. Each Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Borrower or any of its subsidiaries at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Borrower or any of its subsidiaries with the officers thereof and independent accountants therefor.

     (b)   At its election, the Administrative Agent may retain an independent engineer or environmental consultant to conduct an environmental assessment of any Mortgaged Property or facility of the Company or any Subsidiary. Any such environmental assessments conducted pursuant to this paragraph (b) shall be at the Company’s sole cost and expense only if conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Company or any Subsidiary; provided that the Company shall only be responsible for such costs and expenses to the extent that such environmental assessment is limited to that which is reasonably necessary to assess the subject matter of such Event of Default or such event, circumstance or condition that could reasonably be expected to result in an Event of Default. In addition, environmental assessments conducted pursuant to this paragraph (b) shall not be conducted more than once every twelve months with respect to any parcel of Mortgaged Property or any single facility of the Company or any Subsidiary unless such environmental assessments are conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Company or any Subsidiary. The Company shall, and shall cause each of the Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Company of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph (b) shall be limited to visual inspections of the Mortgaged Property or facility, interviews with representatives of the Company or facility personnel, and review of applicable records and documents pertaining to the property or facility.

     (c)   In the event that the Administrative Agent shall have reason to believe that Hazardous Materials have been Released or are threatened to be Released on any Mortgaged

Property or other facility of the Company or any Subsidiary or that any such property or facility is not being operated in compliance with applicable Environmental Law, in each case where the Release, threatened Release or failure to comply has resulted in, or could reasonably be expected to result in, a material Environmental Liability of the Company or any of the Subsidiaries, the Administrative Agent may, at its election and after reasonable notice to the Company, retain an independent engineer or other qualified environmental consultant to evaluate whether Hazardous Materials are present in the soil, groundwater, or surface water at such Mortgaged Property or facility in violation of Environmental Law or in excess of applicable remedial action standards or whether the facilities or properties are being operated and maintained in material compliance with applicable Environmental Laws. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses as are reasonable and necessary to assess the subject matter of the Release, threatened Release or non-compliance. The scope of any such environmental assessments under this paragraph shall be determined in the reasonable discretion of the Administrative Agent, but shall be limited to that reasonably necessary to assess the subject matter of the Release, threatened Release or non-compliance. The Company shall, and shall cause each of the Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Company of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph (c) shall be at the Company’s sole cost and expense.

     SECTION 5.08.   Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13.

     SECTION 5.09.   Additional Collateral, etc. (a) With respect to any Collateral acquired after the Restatement Date or with respect to any property or asset which becomes Collateral pursuant to the definition thereof after the Restatement Date or, in the case of inventory or equipment, any material Collateral moved after the Restatement Date by the Company or any other Loan Party (other than any Collateral described in paragraphs (b), (c) or (d) of this Section) as to which the Collateral Trustee, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 20 days following the date of such acquisition or designation) (i) execute and deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Collateral Agent or the Collateral Trustee, as the case may be, deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant, to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral (other than any Excluded Perfection Assets), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, the Collateral Agent or the Collateral Trustee.

     (b)   With respect to any fee interest in any Collateral consisting of real property or any lease of Collateral consisting of real property acquired or leased after the Restatement Date by the Company or any other Loan Party or which becomes Collateral pursuant to the definition thereof, promptly (and, in any event, within 60 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage in favor of the Collateral Trustee, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent, the Collateral Agent or the Collateral Trustee, which may be the value of the generation assets, if applicable, situated thereon), together with such endorsements as are reasonably required by the Administrative Agent, the Collateral Agent or the Collateral Trustee and are obtainable in the State in which such Mortgaged Property is located, as well as a current ALTA survey thereof complying with the requirements set forth in Schedule 5.09(b) and all of the other provisions herein and in the Security Documents, together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent, the Collateral Agent or the Collateral Trustee in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Collateral Trustee, (iii) deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Collateral Trustee and (iv) deliver to the Administrative Agent a notice identifying the consultant’s reports, environmental site assessments or other documents relied upon by the Company or any other Loan Party to determine that any such real property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability.

     (c)   With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Project Subsidiary, except for an Excluded Project Subsidiary the pledge of whose Equity Interests pursuant to the Security Documents would not cause a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor) created or acquired after the Restatement Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Excluded Project Subsidiary and any Equity Interests in an Excluded Project Subsidiary the pledge of which would no longer cause a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor) by the Company or any of the Subsidiaries, promptly (and, in any event, within 10 days following such creation or the date of such acquisition), (i) execute and deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee such amendments to the Guarantee and Collateral Agreement as the Administrative Agent, the Collateral Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by the Company or any of the Subsidiaries, (ii) deliver to the Collateral Trustee the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Subsidiary that is not an Excluded Subsidiary (A) to become a party to the Guarantee and Collateral Agreement (and provide Guarantees of the Secured Obligations hereunder), the Collateral Trust Agreement and the Intellectual Property Security Agreements and (B) to take such actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary that is not an Excluded Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent, the Collateral Agent or the Collateral Trustee and (iv) deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee, if requested, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Collateral Trustee.

     (d)   With respect to any new Excluded Foreign Subsidiary created or acquired after the Restatement Date by the Company or any of its Subsidiaries, promptly (and, in any event, within 10 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee such amendments to the Guarantee and Collateral Agreement as the Administrative Agent, the Collateral Agent or the Collateral Trustee deems necessary or advisable in order to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests in such new Excluded Foreign Subsidiary that is owned by the Company or any of its Domestic Subsidiaries (provided that in no event shall more than 66% of the total outstanding voting Equity Interests in any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Trustee the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, the Collateral Agent or the Collateral Trustee, desirable to perfect the security interest of the Collateral Trustee thereon and (iii) deliver to the Administrative Agent, the Collateral Agent and the Collateral Trustee, if requested, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Collateral Trustee.

     SECTION 5.10.   Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent, the Collateral Agent or the Collateral Trustee may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent, the Collateral Trustee and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent, the Collateral Trustee or such Lender may be required to obtain from the Company or any of the Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

ARTICLE VI.

Negative Covenants

     Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full and all Credit-Linked Deposits have been returned to the Funded L/C Lenders (or used to reimburse Funded L/C Disbursements or converted to Term Loans), no Borrower will, nor will it cause or permit any of its Restricted Subsidiaries to:

     SECTION 6.01.   Indebtedness and Preferred Stock.

     (a)   Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     (b)   The provisions of Section 6.01(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

          (i) the incurrence by the Borrowers (and the Guarantee thereof by the Subsidiary Guarantors) of the Indebtedness created (and the reimbursement obligations with respect to Letters of Credit issued) hereunder and any Revolver Refinancing Indebtedness;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes and the related Guarantees thereof, in each case, issued on or prior to the Restatement Date;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $150,000,000 at any time outstanding;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.01(a) or clauses (ii), (iii), (iv), (v), (xi), (xiii) or (xvi) of this Section 6.01(b);

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Secured Obligations hereunder (which subordination may be pursuant to an Affiliate Subordination Agreement or any other agreement containing terms with respect to the subordination of the obligations thereunder that are substantially the same as the Affiliate Subordination Agreement, in each case, executed and delivered by both the applicable borrower and lender); and (B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

          (ix) the Guarantee by (A) the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; (B) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (C) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; provided that, in each such case, if the

Indebtedness being guaranteed is subordinated to the Secured Obligations hereunder, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

          (xi) the Xcel Note;

          (xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Company or a Restricted Subsidiary in the ordinary course of business;

          (xiii) the incurrence of Additional Non-Recourse Indebtedness by any Excluded Subsidiary if, immediately after giving effect to the incurrence of such Additional Non-Recourse Indebtedness and the application of the proceeds therefrom, the Company’s pro forma Secured Leverage Ratio would not exceed 2.75 to 1.0;

          (xiv) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

          (xv) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by letters of credit, guarantees of Indebtedness or other similar instruments to the extent (A) such instruments are cash collateralized and (B) the Company or such Restricted Subsidiary would have been permitted to expend the funds used to cash collateralize such instrument directly under the terms of this Agreement;

          (xvi) the incurrence by the Company and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xvi), not to exceed $250,000,000; and

          (xvii) the incurrence by the Company and/or any of its Restricted Subsidiaries of unsecured Indebtedness or Permitted Second Priority Secured Indebtedness in each case (A) that does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provision requiring redemption or repurchase only if and to the extent permitted by this Agreement) prior to the date that is six months after the Term Loan Maturity Date, (B) that is not exchangeable or convertible into Indebtedness of the Company (other than other Indebtedness permitted by this clause) or any Restricted Subsidiary or any preferred stock or other Equity Interest and (C) solely to the extent the Net Cash Proceeds thereof are used to refinance Term Loans or refinance and permanently reduce commitments in respect of Revolving Loans or Credit-Linked Deposits.

     The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Secured Obligations hereunder and the applicable guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis. For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above, or is entitled to be incurred pursuant to Section 6.01(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.01; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (i) the Fair Market Value of such asset at the date of determination, and (ii) the amount of the Indebtedness of the other Person; provided that any changes in any of the above shall not give rise to a default under this Section 6.01.

     SECTION 6.02.   Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

     SECTION 6.03.   Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction; provided that the Company or any Subsidiary Guarantor may enter into a sale and leaseback transaction if (a) the Company or that Subsidiary Guarantor, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 6.01(a)

hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 6.02 hereof; (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction, as determined in good faith by the Board of Directors of the Company; and (c) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by Section 6.04, and the Company applies the proceeds of such transaction in compliance with Section 2.13.

     SECTION 6.04.   Mergers, Consolidations and Sales of Assets. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of any Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Company or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary) and (iii) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.

     (b)   Liquidate, dissolve, sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions and whether by merger or consolidation or otherwise) any of the Equity Interests of NRG Mid-Atlantic, NRG Northeast or NRG South Central or all or any significant portion of the assets, including assets consisting of Equity Interests (whether now owned or hereafter acquired), of NRG Mid-Atlantic and its subsidiaries as of the Restatement Date, taken as a whole, NRG Northeast and its subsidiaries as of the Restatement Date, taken as a whole, or NRG South Central and its subsidiaries as of the Restatement Date (other than NRG Sterlington Power LLC, Bayou Cove Peaking Power LLC and Big Cajun I Peaking Power LLC for so long as such entities shall constitute Excluded Project Subsidiaries), taken as a whole, except that the foregoing restrictions shall not apply to (i) any such sale, transfer, lease, issuance or other disposition to any Loan Party or Loan Parties (including any transfer to a Loan Party or Loan Parties as a result of a liquidation or dissolution of any Subsidiary holding the Equity Interests of NRG Mid-Atlantic, NRG Northeast or NRG South Central) or (ii) any liquidation or dissolution of any of NRG Mid-Atlantic, NRG Northeast or NRG South Central so long as, in the case of each of clause (i) and (ii), (A) immediately following such liquidation, dissolution, sale, transfer, lease, issuance or other disposition, all of the subsidiaries of NRG Mid-Atlantic, NRG Northeast and NRG South Central shall continue to be Restricted Subsidiaries, (B) the Company’s direct or indirect ownership in such subsidiaries shall be at least equal to that which was outstanding immediately prior to such liquidation, dissolution, sale, transfer, lease, issuance or other disposition and (C) all subsidiaries of NRG Mid-Atlantic, NRG Northeast or NRG South Central that were Subsidiary Guarantors immediately prior to such liquidation, dissolution sale, transfer, lease, issuance or other disposition shall continue to be Subsidiary Guarantors immediately following such liquidation, dissolution, sale, transfer, lease, issuance or other disposition.

     (c)   Engage in any Asset Sale (notwithstanding that it may be otherwise permitted under clause (iii) of paragraph (a) above) (including a Sale of Collateral) unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of or, in the case of Specified Joint Venture Sales, receives consideration at least equal to the value prescribed by the agreements relating to such specified joint ventures as in effect on the Closing Date; (ii) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash (for purposes of this provision, each of the following will be deemed to be cash: (A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Secured Obligations hereunder) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion; and (C) except in the case of a Sale of Collateral, (x) any assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a wholly owned Subsidiary and (y) any other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business); and (iii) in the case of a Sale of Collateral, the Company (or the Restricted Subsidiary, as the case may be) will (x) deposit the Net Cash Proceeds (other than Excluded Proceeds) as cash collateral in a segregated account held by the Collateral Trustee or its agent to secure the Secured Obligations hereunder or (y) apply such Net Cash Proceeds (other than Excluded Proceeds) in accordance with Section 2.13.

     SECTION 6.05.   Restricted Payments; Restrictive Agreements. (a) Directly or indirectly (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Subsidiary Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (v) a payment, purchase, redemption, defeasance, acquisition or retirement of any subordinated Indebtedness (excluding the Senior Notes, any Additional Notes and any Permitted Second Priority Secured Indebtedness) in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement, (w) a payment of interest, fees or principal at the Stated Maturity thereof, (x) a payment of the Indebtedness created hereunder, (y) refinancings of Indebtedness permitted by Section 6.01 and (z) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or a Recovery Event with respect to, the property or assets securing such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment (A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Closing Date (excluding (1) Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) of paragraph (b) below and (2) the repurchase or redemption of Senior Notes in an amount not to exceed $375,000,000 with the proceeds of the issuance of the Preferred Stock), is less than the sum, without duplication, of (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (x) 100% of the aggregate net cash proceeds received by the Company since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary), plus (y) 100% of the aggregate net cash proceeds received upon the sale or other disposition of any Investment (other than a Permitted Investment) made since the Closing Date; plus the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Closing Date, in each case to the Company or any Restricted Subsidiary from such Person; plus to the extent that the ability to make Restricted Payments was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; provided, in each case under this clause (y), that the foregoing may not exceed, in the aggregate, the amount of all Investments which previously reduced the ability to make Restricted Payments, plus (z) 50% of any dividends received by the C ompany or a Restricted Subsidiary that is a Subsidiary Guarantor after the Closing Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

     (b)   The provisions of Section 6.05(a) will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

          (ii) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C) (x) of Section 6.05(a);

          (iii) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

          (v) so long as no Default has occurred and is continuing or would be caused thereby, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement, employee benefit plan or (B) the cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (A) may not exceed $1,000,000 in any twelve-month period and $5,000,000 in the aggregate since the Closing Date; provided, further that (x) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by the Company and its Restricted Subsidiaries after the Closing Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (v) and (y) cancellation of the Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company from such Persons shall be permitted under this clause (v) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

          (vi) the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (vii) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued on or after the Closing Date in accordance with the terms of this Agreement;

          (viii) payments, not to exceed $2,000,000 in the aggregate since the Closing Date, to holders of the Company’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

          (ix) the consummation of the Refinancing Transactions and the transactions specifically provided for in the NRG Plan as in effect on the Closing Date;

          (x) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Company); and

          (xi) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50,000,000 since the Closing Date.

          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.05 will be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $35,000,000.

     (c)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions or conditions imposed by (A) the Senior Note Documents as in effect on the Closing Date and (B) the loan documentation with respect to any Revolver Refinancing Indebtedness (provided that such restrictions and conditions are substantially the same as those contained herein), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) restrictions and conditions imposed on any Restricted Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Restricted Subsidiary permitted to be incurred hereunder, (v) restrictions or conditions existing on the Closing Date, but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect, (vi) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this

Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) restrictions or conditions imposed by any agreement relating to any Indebtedness incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary (provided that such restriction or condition is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary), but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect, (viii) customary provisions in joint venture, stockholder or partnership agreements or organizational documents relating to joint ventures or partnerships (provided that such restrictions shall not apply to any assets that are, or but for such restrictions would be, Collateral) and (ix) customary provisions in leases and other contracts (other than any such lease or contract that is a Material Contract) restricting the assignment thereof (whether for collateral purposes or otherwise).

     (d)   Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. The restrictions in this Section 6.05(d) will not apply to encumbrances or restrictions existing under or by reason of:

          (A) agreements governing Existing Indebtedness and the Senior Notes as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

          (B) any Loan Document and the loan documentation with respect to any Revolver Refinancing Indebtedness (provided that such restrictions and conditions are substantially the same as those contained herein);

          (C) applicable law, rule, regulation or order;

          (D) customary non-assignment provisions in contracts, agreements, leases, permits and licenses entered into in the ordinary course of business;

          (E) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of this Section 6.05(d) above;

          (F) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (G) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (H) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;

          (I) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

          (J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (K) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

          (L) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

          (M) Indebtedness of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

          (N) with respect to clause (iii) of this Section 6.05(d) above only, restrictions encumbering property at the time such property was acquired by the Company or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and

          (O) any encumbrance or restrictions of the type referred to in clauses (i), (ii) and (iii) of this Section 6.05(d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 6.05(d); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s

Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing.

     SECTION 6.06.   Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Company (as reasonably determined by the Company) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and (ii) the Company delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35,000,000, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     (b)   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section:

          (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Company in good faith;

          (ii) transactions between or among the Company and/or its Restricted Subsidiaries;

          (iii) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (iv) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

          (v) any issuance of Equity Interests (other than Disqualified Stock) of the Company or its Restricted Subsidiaries to Affiliates of the Company;

          (vi) Restricted Payments that do not violate Section 6.05(a) or (b) hereof;

          (vii) any agreement in effect as of the Closing Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

          (viii) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by the Board of Directors of the Company in good faith;

          (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders in any material respect;

          (x) transactions permitted by, and complying with, the provisions of Section 6.04(a);

          (xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;

          (xii) any repurchase, redemption or other retirement of Capital Stock of the Company held by employees of the Company or any of its Subsidiaries at a price not in excess of the Fair Market Value thereof and, if greater than $1,000,000, approved by the Board of Directors of the Company;

          (xiii) loans or advances to employees or consultants in the ordinary course of business not to exceed $2,000,000 in the aggregate at any one time outstanding;

          (xiv) the Reorganization Events and the Refinancing Transactions and the payment of all fees and expenses related thereto; and

          (xv) any agreement to do any of the foregoing.

     SECTION 6.07.   Business Activities. (a) Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     (b)   Enter into any forward purchase or sale (or other forward acquisition or disposition) of energy, fuel or transmission rights, or any energy tolling transaction, as a seller of tolling services, in each case other than purchase, sale or other transactions entered into (i) in the ordinary course of business and reasonable extensions thereof or (ii) in the ordinary course of the merchant power industry.

     SECTION 6.08.   Other Indebtedness and Agreements. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Company or any of the Subsidiaries (other than in respect of any Specified Hedging Agreement) is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Company and the Subsidiaries, taken as a whole, or the Lenders.

     SECTION 6.09.   Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary (other than NRG Power Marketing) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.05(a) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

     SECTION 6.10.   Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio at any time on or after December 31, 2004 to be less than 1.40 to 1.00.

     SECTION 6.11.   Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time on or after December 31, 2004 to be greater than 8.50 to 1:00.

     SECTION 6.12.   Fiscal Year. With respect to the Company, change its fiscal year-end to a date other than December 31.

ARTICLE VII.

Events of Default

     In case of the happening of any of the following events (“Events of Default”):

     (a)   any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b)   default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c)   default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

     (d)   default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

     (e)   default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender to the Company;

     (f)   The Company or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (excluding any amounts paid out of the claims reserve established pursuant to the NRG Plan), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) Designated Non-Recourse Indebtedness and (C) any other Non-Recourse Indebtedness of the Company and the Restricted Subsidiaries (except to the extent that the Company or any of the Restricted Subsidiaries that are not parties to such Non-Recourse Indebtedness becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds $50,000,000 (excluding any amounts paid out of the claims reserve established pursuant to the NRG Plan));

     (g)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Company or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a

Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Company or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for 60 consecutive days;

     (h)   the Company or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

     (i)   one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (excluding therefrom any amount covered by insurance as to which the insurer has acknowledged in writing its coverage obligation) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against the Company or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any of its Restricted Subsidiaries to enforce any such judgment;

     (j)   an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount exceeding $50,000,000;

     (k)   except as permitted by this Agreement or as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents, any Guarantee under the Guarantee and Collateral Agreement shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Guarantee(s) under the Guarantee and Collateral Agreement;

     (l)   material breach by the Company or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Security Documents, the repudiation by the Company or any of its Restricted Subsidiaries of any of its material obligations under any of the Security Documents or the unenforceability of any of the Security Documents against the Company or any of its Restricted Subsidiaries for any reason with respect to Collateral having an aggregate Fair Market Value of $25,000,000 or more; or

     (m)   there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to any of the Borrowers described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: (i) the Administrative Agent may with the consent of the Majority Revolving Credit Lenders, and at the request of the Majority Revolving Credit Lenders shall, by notice to the Company, terminate forthwith the Revolving Credit Commitments and the Swingline Commitment and (ii) the Administrative Agent may with the consent of the Majority Lenders, and at the request of the Majority Lenders shall, by notice to the Company, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to any of the Borrowers described in paragraph (g) or (h) above, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.

     Without limitation of, and after giving effect to, Section 6.7 of the Guarantee and Collateral Agreement and Section 3.4 of the Collateral Trust Agreement, all proceeds received by the Administrative Agent or the Collateral Agent, as the case may be, either from the Collateral Trustee or any other Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document shall be held by the Administrative Agent or the Collateral Agent as Collateral for, and applied in full or in part by the Administrative Agent or the Collateral Agent against, the applicable Secured Obligations hereunder then due and owing in the following order of priority: first, to the ratable payment of (a) all costs and expenses of such sale, collection or other realization, including compensation to the Agents and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Agents in connection therewith, and all amounts in each case for which such Agents are entitled to payment, reimbursement or indemnification under the Loan Documents, and to the payment of all costs and expenses paid or incurred by the Agents in connection with the exercise of any right or remedy under the Loan Documents, all in accordance with the terms of the Loan Documents, (b) any principal and interest owed to the Administrative Agent in respect of outstanding Revolving Loans advanced on behalf of any Lender by the Administrative Agent for which the Administrative Agent has not then been reimbursed by such Lender or the Company, (c) any principal and interest owed to the Swingline Lender in respect of outstanding Swingline Loans that have not been repaid and (d) any amounts owed to any Issuing Bank under a Letter of Credit issued by it for which it has not then been reimbursed by any Lender or the

Company; second, to the extent of any excess proceeds, to the payment of all other Secured Obligations hereunder for the ratable benefit of the holders thereof; and third, to the extent of any excess proceeds, to the payment to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII.

The Agents and the Arrangers

     Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Collateral Trust Agreement) with respect to the Collateral and the rights of the Secured Parties with respect thereto, and to appoint the Collateral Trustee as their agent in respect of the Collateral Trust Agreement and the other Security Documents, in each case as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The Collateral Trustee is hereby expressly authorized and directed by the Lenders to execute the Collateral Trust Agreement and the other Security Documents (and any other documents contemplated thereby), in each case, on the Restatement Date. Each of the Lenders and the Issuing Bank hereby agrees to be bound by the priority of the security interests and allocation of the benefits of the Collateral and proceeds thereof set forth in the Security Documents. In addition, each of the Lenders acknowledges the Credit Agreement Parallel Debt (as defined in the Collateral Trust Agreement) that has been created in the Collateral Trust Agreement in favor of the Collateral Trustee.

     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.

     No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Company or any of the Subsidiaries that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), in each case, in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right to appoint a successor, subject to the Company’s approval (not to be unreasonably withheld or delayed) so long as no Default or Event of Default shall have occurred and be continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and

Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

     Each of the Syndication Agent, each Co-Documentation Agent and each Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document. It is understood and agreed that, as of the Restatement Date, (a) General Electric Capital Corporation’s role as Revolver Agent under the Original Credit Agreement shall be terminated and (b) General Electric Capital Corporation shall no longer have any duties (or liabilities) as an agent under this Agreement.

     Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

     To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

     SECTION 9.01.   Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

     (a)   if to a Borrower, to it at NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540, Attention of Treasurer, Chief Financial Officer and General Counsel (Fax No. (609) 524-4501);

     (b)   if to the Administrative Agent or the Collateral Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Julia Kingsbury (Fax No. (212) 325-8304); and

     (c)   if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

     SECTION 9.02.   Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the Credit-Linked Deposits and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit or Credit-Linked Deposit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the return, application or conversion of the Credit-Linked Deposits, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

     SECTION 9.03.   Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

     SECTION 9.04.   Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b)   Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans or Credit-Linked Deposits at the time owing to it); provided, however, that (i) (x) except in the case of an assignment of a Term Loan or a Credit-Linked Deposit to an Affiliate or Related Fund of a Lender, the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and (y) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (y) manually executed and delivered with a processing and recordation fee of $3,500 paid by the assignor or assignee) and (iii) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. No Lender is permitted to assign all or any portion of its interests, rights or obligations under this Agreement (including all or a portion of its Commitment and the Loans or Credit-Linked Deposits at any time owing to it) except as specifically set forth in the immediately preceding sentence and any purported assignment not in conformity therewith shall be null and void. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid). Without the consent of the Company (which consent shall not be unreasonably withheld) and the Administrative Agent, the Credit-Linked Deposit of any Funded L/C Lender shall not be released in connection with any assignment by such Funded L/C Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.23(d) to satisfy such assignee’s obligations in respect of Funded L/C Disbursements. Notwithstanding the foregoing, an assignment by a Lender to one of its Affiliates or Related Funds will be effective, valid, legal and binding without regard to whether the assignor has delivered an Assignment and Acceptance or Administrative Questionnaire to the Administrative Agent (and the acceptance and recordation thereof under paragraph (e) of this Section shall not be required); provided that the Administrative Agent and the Borrowers shall be entitled to deal solely with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.

     (c)   By executing and delivering (to the Administrative Agent or the assigning Lender in the case of an assignment by a Lender to one of its Affiliates or Related Funds pursuant to the last sentence of paragraph (b) of this Section) an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans and Credit-Linked Deposits and participations in Funded Letters of Credit, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, either Co-Documentation Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d)   The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and one or more registers for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and each Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment made in accordance with the last sentence of paragraph (b) of this Section that is not reflected in the Register, the assigning Lender shall maintain a comparable register reflecting such assignment.

     (e)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuing Bank, the Swingline Lender and the Company. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Notwithstanding the foregoing, an assignment by a Lender to an Affiliate or Related Fund pursuant to the last sentence of paragraph (b) of this Section shall not be required to be recorded in the Register to be effective; provided that (i) such assignment is recorded in a comparable register maintained by the assignor as provided in paragraph (b) of this Section and (ii) the Administrative Agent and the Borrowers shall be entitled to deal solely and directly with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.

     (f)   Each Lender may without the consent of any Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Credit-Linked Deposits and participations in Funded Letters of Credit owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) each Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of each Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or the Credit-Linked Deposits, increasing or extending the Commitments or releasing any Subsidiary Guarantor or all or any substantial part of the Collateral).

     (g)   Any Lender or participant may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by any Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

     (h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, and, in the case of any Lender that is a fund that invests in bank loans, such Lender may collaterally assign all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

     (j)   No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

     SECTION 9.05.   Expenses; Indemnity. (a) The Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank and the Swingline Lender, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that the Borrowers shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm (in addition to local or special counsel, including special workout counsel) pursuant to its obligations under this sentence only. The Borrowers also agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans or Credit-Linked Deposits made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including special workout counsel) for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, the Issuing Bank or any Lender.

     (b)   The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Credit-Linked Deposits or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c)   To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and Credit-Linked Deposits and unused Commitments at the time.

     (d)   To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Credit-Linked Deposit or Letter of Credit or the use of the proceeds thereof.

     (e)   The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the return, application or conversion of any of the Credit-Linked Deposits, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06.   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.07.   Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.08.   Waivers; Amendment; Replacement of Non-Consenting Lenders . (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the

Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

     (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement or extend the date on which the Credit-Linked Deposits are required to be returned in full, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, Credit-Linked Deposit or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders” or “Majority Lenders,” or release any Subsidiary Guarantor, without the prior written consent of each Lender, (iv) amend or modify the definition of the term “Majority Term Lenders” without the prior written consent of each Term Lender and Funded L/C Lender, (v) amend or modify the definition of the term “Majority Revolving Credit Lenders” without the prior written consent of each Revolving Credit Lender, (vi) release all or any substantial part of the Collateral without the prior written consent of each Lender, (vii) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (viii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as applicable.

     (c)   Each Lender grants (i) to the Administrative Agent the right (with the prior written consent of the Borrower) to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents and (ii) to the Term Loan

Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents to one or more eligible assignees pursuant to Section 9.04, which right may be exercised by the Administrative Agent or the Term Loan Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, modification, termination, waiver or consent which requires the written consent of Lenders other than the Required Lenders and to which the Required Lenders and the Borrower have otherwise agreed, provided that such Non-Consenting Lender shall receive in connection with such purchase or assignment (A) payment equal to the aggregate amount of outstanding Loans owed to such Lender, together with all accrued and unpaid interest, fees and other amounts (other than indemnities and other contingent amounts not then due) owed to such Lender under the Loan Documents at such time and (B) from the Term Loan Borrower, any Prepayment Fee that would be payable to such Non-Consenting Lender if such assignment were deemed to be a voluntary prepayment of the Term Loans or an optional reduction of the Credit-Linked Deposit of such Lender for purposes of Section 2.05(e). Each Lender agrees that if the Administrative Agent or the Term Loan Borrower, as the case may be, exercises its option under this paragraph it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Term Loan Borrower shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements or documentation so executed by the Term Loan Borrower shall be effective for all purposes of documenting an assignment pursuant to Section 9.04.

     SECTION 9.09.   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Credit-Linked Deposit or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.10.   Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation

Agents, the Arrangers, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 9.11.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     SECTION 9.12.   Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.13.   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 9.14.   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 9.15.   Jurisdiction; Consent to Service of Process . (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.

     (b)   Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.16.   Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary or any of their respective obligations, (f) with the consent of the Company or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Company or its Subsidiaries and related to the Company or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Company; provided that, in the case of Information received from the Company after the Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

     SECTION 9.17.   Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Revolving Loan Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Revolving Loan Borrower shall be liable for all of the Secured Obligations of the other Revolving Loan Borrower under this Agreement and the other Loan Documents. The liability of each Revolving Loan Borrower for the Secured Obligations of the other Revolving Loan Borrower under this Agreement and the other Loan Documents shall be absolute, unconditional and irrevocable, without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by such other Revolving Loan Borrower or any other Person against any Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of such other Revolving Loan Borrower or such Revolving Loan Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other Revolving Loan Borrower for the Secured Obligations, or of such Revolving Loan Borrower under this Section, in bankruptcy or in any other instance.

     (b) Each Revolving Loan Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Secured Obligations, the termination or expiration of all Revolving Letters of Credit and the permanent termination of all Revolving Credit Commitments. Any amount paid to any Revolving Loan Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the Secured Obligations, the termination or expiration of all Revolving Letters of Credit and the permanent termination of all Revolving Credit Commitments shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Secured Obligations of the Revolving Loan Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any Secured Obligations, Revolving Letters of Credit or Revolving Credit Commitments remain outstanding, each Revolving Loan Borrower shall refrain from taking any action or commencing any proceeding against the other Revolving Loan Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the Secured Obligations of the other Revolving Loan Borrower to any Secured Party.

     SECTION 9.18.   Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the Administrative Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NRG ENERGY, INC.
By:	/s/ David W. Crane
	Name:	David W. Crane
	Title:	Chief Executive Officer

NRG POWER MARKETING INC.
By:	/s/ George Schaefer
	Name:	George Schaefer
	Title:	Treasurer

CREDIT SUISSE FIRST BOSTON, acting through its
Cayman Islands Branch, as Administrative Agent,
Collateral Agent, Swingline Lender, Issuing Bank,
Co-Documentation Agent and Arranger,

By:	/s Jay Chall
Name: Jay Chall
Title: Director

By:	/s/ Denise L. Alvarez
Name: Denise L. Alvarez
Title: Associate

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication
Agent, Co-Documentation Agent and Arranger,

By:	/s/ William W. Archer
Name: William W. Archer
Title: Managing Director